As filed with the Securities and Exchange Commission on September 29, 1997
                                  SEC Registration No. 33-84024
------------------------------------------------------------------------------
                   SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.

                     POST EFFECTIVE AMENDMENT NO. 2 TO
                     FORM SB-2 REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                      SAINT ANDREWS GOLF CORPORATION
               (Name of Small Business Issuer in its Charter)

       Nevada                     6794                  88-0203976
(State or Other Jurisdic-   (Primary Standard      (IRS Employer Iden-
tion of Incorporation)      Industrial Classi-     tification Number)
                            fication Code
                            Number)

                5325 South Valley View Boulevard, Suite 4
                        Las Vegas, Nevada 89118
                            (702) 798-7777
              (Address and Telephone Number of Principal
          Executive Offices and Principal Place of Business)

                         Ronald Boreta, President
                5325 South Valley View Boulevard, Suite 4
                        Las Vegas, Nevada 89118
                            (702) 798-7777
         (Name, Address and Telephone Number of Agent for Service)

                              Copies to:

                          Jon D. Sawyer, Esq.
                   Krys Boyle Freedman & Sawyer, P.C.
             600 Seventeenth Street, Suite 2700 South Tower
                        Denver, Colorado  80202
                           (303) 893-2300

------------------------------------------------------------------------------
Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

PROSPECTUS
                       SAINT ANDREWS GOLF CORPORATION

               500,000 Shares of Common Stock Obtainable on
                        Exercise of Class A Warrants
          50,000 Shares of Common Stock Obtainable Upon Exercise of
                     Representative's Class A Warrants
         100,000 Shares of Common Stock Obtainable Upon Exercise of
             Representative's Warrants to Purchase Common Stock
                100,000 Representative's Class A Warrants
        100,000 Representative's Warrants to Purchase Common Stock

     The securities offered hereby include 500,000 shares of common stock, $.001 par value ("Common Stock") of Saint Andrews Golf Corporation (the "Company") obtainable upon the exercise of outstanding Class A Warrants to purchase Common Stock (the "Class A Warrants"). Two Class A Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $6.50 per share at any time until November 14, 1997. The Class A Warrants may be redeemed by the Company upon certain conditions. (See "DESCRIPTION OF SECURITIES.")

     The securities offered hereby also include 50,000 shares of Common Stock obtainable upon the exercise of outstanding Representative's Class A Warrants issued to RAF Financial Corporation, the underwriter of the Company's initial public offering (the "Representative"), to purchase Common Stock (the "Representative's Class A Warrants"). Two Representative's Class A Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $7.80 per share at any time until November 14, 1997. The Representative's Class A Warrants may be redeemed by the Company upon certain conditions. (See "DESCRIPTION OF SECURITIES.")

     Also included in the securities offered hereby are 100,000 shares of Common Stock, obtainable upon the exercise of outstanding Representative's Warrants to Purchase Common Stock ("Representative's Warrants"). Each Representative's Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.40 per share until December 12, 1999.

     Also included in the securities offered hereby are 100,000 Representative's Class A Warrants, 100,000 Representative's Warrants and 150,000 shares of Common Stock issuable upon the exercise of such Warrants being offered by certain Selling Security Holders. Any person purchasing Representative's Class A Warrants and/or Representative's Warrants from the Selling Security Holders must immediately exercise such warrants or they will immediately expire. (See "DESCRIPTION OF SECURITIES.")

     The Company's Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq Small Cap Market (Symbol: SAGC). On September 25, 1997, the closing price of the Company's Common Stock was $3.25. (See "PRICE RANGE OF COMMON STOCK.")
                        __________________

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PERSONS INVESTING IN THESE SECURITIES SHOULD BE ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. (SEE "RISK FACTORS.")

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           Underwriting
                             Price to      Discounts and     Proceeds to the
                          Warrantholders   Commissions<FN1>    Company<FN2>
Per Share on Exercise
 of Class A Warrants       $     6.50           -0-            $     6.50
    Total                  $3,250,000           -0-            $3,250,000

Per Share on Exercise
 of Representative's
 Class A Warrants          $     7.80           -0-            $     7.80
    Total                  $  390,000           -0-            $  390,000

Per Share on Exercise
 of Representative's
 Warrants                  $     5.40           -0-            $     5.40
    Total                  $  540,000           -0-            $  540,000

<FN1> No discounts or commissions will be paid in connection with the exercise of the Class A Warrants, Representative's Class A Warrants or Representative's Warrants.
<FN2> Before deducting expenses of this offering estimated at $25,000.

               The date of this Prospectus is __________, 1997.

                           ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

     The Company is subject to the reporting requirements of Section 13(a) and to the proxy requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's web site (http.//www.sec.gov).

     Callaway Golf Center, Callaway Golf Experience, Ely's Place, and Divine Nine are trademarks of Callaway Golf Company; and All-American SportPark and Slugger Stadium are trademarks of the Company.

                              TABLE OF CONTENTS
                                                                        PAGE

PROSPECTUS SUMMARY ...................................................    5
RISK FACTORS .........................................................    8
THE COMPANY ..........................................................   12
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS ..............   15
USE OF PROCEEDS ......................................................   16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS .........................................   17
BUSINESS .............................................................   20
MANAGEMENT ...........................................................   28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .......   35
CERTAIN TRANSACTIONS .................................................   37
DESCRIPTION OF SECURITIES ............................................   39
SELLING SECURITY HOLDERS .............................................   44
PLAN OF DISTRIBUTION .................................................   45
LEGAL MATTERS ........................................................   47
EXPERTS ..............................................................   47
INDEX TO FINANCIAL STATEMENTS ........................................   48

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

THE COMPANY

     Saint Andrews Golf Corporation (the "Company" or "Saint Andrews") has developed a concept for family-oriented sports theme parks named "All-American SportPark," which will include a live action Sports Entertainment Complex that will feature a Major League Baseball Slugger Stadium; a NASCAR SpeedPark; an All-American SportPark Pavillion; and an Allsport Arena. The other portion of the SportPark will be a Callaway Golf Center, which is comprised of a lighted, nine-hole par 3 golf course, which wraps around a state-of-the-art 110-tee driving range, and a 20,000 square foot clubhouse and training center.

     On July 12, 1996, the Company entered into a lease covering approximately 65 acres of land in Las Vegas, Nevada, where the Company is developing its first All-American SportPark. The property is located south of the Luxor Hotel on "The Strip" and borders the new I-215 Loop around the City of Las Vegas. The land is adjacent to McCarran International Airport and in the vicinity of the new Circus Circus multi-billion dollar hotel resort development referred to as "The Millennium Project". In April 1997, the Company broke ground on the Sports Entertainment Complex and the golf facility and in June 1997 entered into an agreement with Callaway Golf Company relating to the financing and operation of the golf portion of the SportPark, which is named the Callaway Golf Center. The Company is currently in the process of seeking financing for construction of the Sports Entertainment Complex.

     The Company and its majority shareholder, Las Vegas Discount Golf & Tennis, Inc. ("LVDG"), have verbally agreed that they would merge the Company into LVDG with LVDG being the surviving corporation. It is the intention of LVDG and the Company to structure the merger as a tax-free transaction. The two corporations have hired an independent appraiser to estimate the fair market values of the Company and LVDG and to recommend an exchange ratio for the number of LVDG shares to be issued for the shares of the Company's common stock which are not owned by LVDG. Based on this report it is expected that the final merger agreement will provide that LVDG will issue 2.4 shares of its common stock for each share of the Company's common stock which is outstanding and which is not already owned by LVDG. The current officers of LVDG are expected to resign and be replaced with the Company's officers. The merger agreement is currently being drafted and all of the terms have not been finalized.

     The proposed merger would be subject to a number of contingencies including, among other things, the effectiveness of a registration statement which would be filed with the SEC, and the approval of the respective shareholders of each corporation. The shareholders will also be asked to approve a name change to All American SportPark, Inc. and a reverse split in the range of 1 for 3 to 1 for 5 with the objective of making the shares of the survivor eligible for listing on the NASDAQ National Market System and inclusion on the Federal Reserve "List of Marginable Securities."

THE OFFERING

     Securities Offered Upon              500,000 Shares of Common Stock
     Exercise of Class A Warrants
                               -5-

     Securities Offered Upon              50,000 Shares of Common Stock
     Exercise of Representative's
     Class A Warrants

     Securities Offered Upon              100,000 Shares of Common Stock
     Exercise of Representative's
     Warrants

     Securities Offered by Selling        100,000 Representative's Class A
     Security Holders                     Warrants and 100,000 Representa-
                                          tive's Warrants

     Common Stock Outstanding             3,000,000 Shares <FN1>

     Preferred Stock Outstanding          500,000 Shares

     Nasdaq Small-Cap Symbol              SAGC

<FN1>
As of September 25, 1997. Does not include 657,000 shares of Common Stock which may be issued in the future upon the exercise of outstanding options or 500,000 shares which may be issued upon conversion of Preferred Stock. (See "MANAGEMENT" and "DESCRIPTION OF SECURITIES.")

RISK FACTORS

     The purchase of these securities involves a high degree of risk. Prospective investors should review carefully and consider the factors described under "RISK FACTORS."

USE OF PROCEEDS

     In the event any of such warrants are exercised, the Company would use the proceeds from the exercise of the Class A Warrants, Class A
Representative's Warrants and Representative's Warrants in connection with the development and/or operation of the Company's Las Vegas Sport Park.

SUMMARY FINANCIAL DATA

     The following table sets forth certain selected financial data with respect to the Company, which has been extracted from financial statements and is qualified in its entirety by reference to the financial statements and notes thereto included in this Prospectus.

                              At June 30,           At December 31,
Balance Sheet Data:              1997            1996             1995
-------------------           ------------    ----------       ----------
Current Assets                $ 6,330,000     $6,315,000       $3,558,000
Total Assets                  $14,276,000     $8,622,000       $4,903,000
Current Liabilities           $ 2,611,000     $  805,000       $1,148,000
Working Capital               $ 3,719,000     $5,510,000       $2,410,000
Long-Term Debt                $ 1,312,000     $        0       $        0
Shareholders' Equity          $ 9,524,000     $7,726,000       $3,639,000
Cash Dividends Per Share      $         0     $        0       $        0

                           For the Six Months        For the Year Ended
Statement of Operations       Ended June 30,            December 31,
Data:                       1997        1996         1996         1995
-----------------------   ----------   ---------   ---------    ---------
Total income              $  179,000   $   5,000   $  95,500    $  94,500

Loss from continuing
 operations                 (323,000)   (399,000)   (421,100)    (292,600)

Discontinued operations:
 Loss from operations of
  discontinued franchise
  operations                 (41,000)    (20,000)   (329,100)     (24,400)
 Gain on disposal of
  franchise operations
  (less applicable income
  taxes of $450,000)       2,162,000        -           -            -
                                <FN1>
                          ----------   ---------   ---------    ---------
Net income (loss)         $1,798,000   $(419,000)  $(750,200)   $(317,000)

Income (loss) per share:
 Income (loss) from
  operations              $     (.11)  $    (.13)  $    (.14)   $    (.10)
 Income (loss) from
  discontinued operations        .70        (.01)       (.11)        (.01)
                          ----------   ---------   ---------    ---------
Net income (loss) per
 share                    $      .59   $    (.14)  $    (.25)   $    (.11)
_______________

<FN1>
Represents the Company's gain on the sale of the franchise operations which was closed on February 26, 1997.

                                 RISK FACTORS

     The securities offered hereby represent a speculative investment and involve a high degree of risk of a loss of part or all of the investment. Therefore, prospective investors should read this entire Prospectus and carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus prior to making an investment.

     1. OPERATING LOSSES. The Company reported net losses for the years ended December 31, 1996 and 1995. The Company's profitability in the future will be affected by anticipated start-up expenses prior to the opening of any proposed sportparks. See "FINANCIAL STATEMENTS" and "BUSINESS." Further, there are no assurances that any sports theme park will be profitable once it is open.

     2. DEPENDENCE UPON MANAGEMENT. The Company is materially dependent on the continued active participation in the Company's business of Ronald S. Boreta, its President. The Company does not have any "key-man" life insurance on Mr. Boreta. The loss of Mr. Boreta's services would materially adversely affect the Company's business. See "MANAGEMENT."

     3. POSSIBLE CONSTRUCTION COSTS OVERRUNS. The Company's estimated construction costs related to any sportpark will be based on cost estimates of the Company's engineering firm, bids from various contractors, and discussions with contractors and others. Since none of these estimates are based on binding contracts, it is possible that at least some of the costs will be higher than the estimated amounts. Although the Company will allow a contingency for cost overruns, there is no assurance that actual costs will not be significantly higher. If total costs exceed estimated costs, the Company may be required to seek additional financing, and there can be no assurance that such financing could be obtained on favorable terms.

     4. GOVERNMENT REGULATIONS AFFECTING SPORTPARKS. The construction and operation of a sportpark will be subject to governmental regulation and approval with respect to zoning requirements, traffic impact issues and other matters. Management believes that it has received all of the permits and approvals that are necessary to construct the SportPark in Las Vegas. Upon the opening of a sportpark, the Company will also be required to comply with government regulations concerning sanitation, health and safety. Compliance with governmental regulations could have an adverse effect on the Company's ability to build and operate a sportpark.

     5. SPORTPARK PROFITABILITY IS UNCERTAIN. Although the Company has developed a business plan which shows that the SportPark would be profitable based on Management's projections of the demand and costs to build and operate the SportPark, the Company is unable to gauge with any degree of certainty the amount of patronage and/or the revenues of any proposed park. Even if a first rate park is constructed, maintained and operated as contemplated herein, there is no assurance that attendance will be sufficient to pay operational costs and provide a return on the capital investment. See "BUSINESS -- All American SportPark."

     6. COMPETITION IN SPORTPARK BUSINESS. The Company's proposed sportpark will face substantial competition from other attractions in Las Vegas including gambling, free entertainment, for-free activities and inexpensive food outlets. See "BUSINESS -- Competition."

     7. SEASONAL EFFECTS ON OPERATION OF SPORTPARK. Patronage at the proposed sports sportpark in Las Vegas, Nevada, is expected to be affected by the desert climate of Las Vegas. During the hot summer months daytime use of the facilities could be limited; however, the park is expected to remain open in the evening. The Company's revenues could be cyclical both with respect to the time of year and daytime versus nighttime attendance.

     8.   EXPOSURE TO LIABILITY FROM OPERATION OF SPORTPARK; INSURANCE.
Risk of serious injury by patron participation in activities available at the proposed park is substantial notwithstanding efforts to be employed by the Company to reduce such risk by event design features. In view of this, the Company intends to maintain liability insurance in the amount of at least $5 million per occurrence on each proposed facility. Regardless of the foregoing, it is possible the Company's assets will become subject to claims of patrons for injuries and losses and damages resulting therefrom arising out of accidents or incidents at a proposed sportpark. The Company probably would not build a sportpark anywhere else unless it could obtain such insurance or use a self-insurance program. See "BUSINESS -- All American SportPark."

     9. LACK OF THEMEPARK EXPERIENCE OF MANAGEMENT. While the officers and directors of the Company are experienced businessmen, only one of the members of the Company's management has direct experience in the themepark business. See "MANAGEMENT."

     10. DIVIDEND POLICY. The Company has not paid dividends on its shares of Common Stock since its inception and does not contemplate paying cash dividends in the foreseeable future. See "DIVIDEND POLICY."

     11. NASDAQ MAINTENANCE REQUIREMENTS AND EFFECTS OF POSSIBLE DELISTING. Although the Company's Common Stock is currently listed on the Nasdaq Small-Cap Market, the Company must continue to meet certain maintenance requirements in order for such securities to continue to be listed on Nasdaq. Under the recently adopted new maintenance requirements of Nasdaq, the minimum bid price of the Company's Common Stock must remain at or above $1.00 and the Company's shareholders' equity must remain at or above $2 million. Currently, the Company's stock trades above $3.00 and its shareholders' equity on June 30, 1997, was over $9.6 million. If the Company's securities are delisted from Nasdaq, this could restrict investors' interest in the Company's securities and could materially and adversely affect the trading market and prices for such securities. In addition, if the Company's securities were to be delisted from Nasdaq, and if the Company's net tangible assets do not exceed $2 million, and if the Company's Common Stock is trading for less than $5.00 per share, then the Company's Common Stock would be considered a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which could result in the loss of an effective trading market for the Company's Common Stock.

     12. ARBITRARY DETERMINATION OF WARRANT EXERCISE PRICES. The exercise prices of the Class A Warrants, the Representative's Class A Warrants and the Representative's Warrants were arbitrarily set at prices above the Unit offering price in the Company's initial public offering through negotiations between the Company and the Representative of the underwriters in the initial public offering, and bear no relationship to any other objective criteria of value, and in no event should they be regarded as an indication of any future market price of the Company's securities.

     13. OUTSTANDING OPTIONS. Currently, the Company has outstanding options to purchase up to 677,000 shares of Common Stock at prices ranging from $3.0625 to $5.00 per share. For the term of such options, the holders thereof will have an opportunity to profit from the rise in the market price of the Company's Common Stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which the Company could obtain additional capital. Furthermore, it might be expected that the holders of such options would exercise them at a time when the Company would be able to obtain equity capital on terms more favorable than those provided for by the options. See "MANAGEMENT" and "DESCRIPTION OF SECURITIES."

     14. CONTROL BY PARENT CORPORATION AND OFFICERS AND DIRECTORS. The Company's Officers and Directors presently have beneficial ownership of approximately 74% of the common stock of Las Vegas Discount Golf & Tennis, Inc., the Company's Parent, which presently owns 66.7% of the shares outstanding. Assuming that all of the Common Stock offered by this Prospectus is purchased upon the exercise of Warrants, the Company's Officers and Directors will have control over approximately 54.8% of the shares outstanding through the Company's Parent. These percentages do not reflect the 500,000 shares of Series A Convertible Preferred Stock which are convertible into an aggregate of 500,000 shares of common stock. As a result, the Company's Officers and Directors currently are, and in the foreseeable future will continue to be, in a position to effectively control the Company. See "PRINCIPAL SHAREHOLDERS."

     15. CURRENT REGISTRATION NEEDED TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS. Investors holding warrants to purchase shares of the Company's Common Stock will not be able to exercise such Warrants unless at the time of exercise the registration statement of which this Prospectus is a part is current or a post-effective amendment or new registration statement registering the Common Stock issuable upon exercise of the Warrants is effective and such shares have been registered under the Act and qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. The Company has agreed to maintain a current prospectus relating thereto until the expiration of the Warrants. While the Company has undertaken to do so in the Underwriting Agreement, there is no assurance that it will be able to do so. The Warrants are subject to redemption by the Company on 30 days prior written notice under certain conditions. If the Warrants are redeemed, Warrantholders will lose their right to exercise the Warrants except during such 30 day redemption period. The Company presently has no intention of redeeming the Warrants. See "DESCRIPTION OF SECURITIES -- Warrants."

     16.  POSSIBLE ISSUANCE OF PREFERRED STOCK.  The Company is authorized
to issue 5,000,000 shares of Preferred Stock, $.001 par value.   The Preferred
Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. 500,000 shares of Series A Convertible Preferred Stock are presently outstanding, and these shares are convertible into an aggregate of 500,000 shares of Common Stock. The Company presently has no plans to issue any other shares of Preferred Stock. (See "DESCRIPTION OF SECURITIES.")

     17. NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE CLASS A WARRANTS. Although Units in the Company's initial public offering were not knowingly sold to purchasers in jurisdictions in which the Units were not registered or otherwise qualified for sale, investors may buy Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in jurisdictions in which such persons reside, or an exemption to such qualification exists in such jurisdictions. Although the Company has agreed to use its best efforts to register or qualify its shares for sale upon the exercise of the Warrants in any jurisdiction where the registered holders of 5% or more of the Class A Warrants reside, no assurances can be given that the Company will be able to effect any such registration or qualification. Further, the Company may determine not to register or qualify the shares issuable upon the exercise of the Warrants in jurisdictions where holders of less than 5% of the Class A Warrants reside and where the time and expense do not justify such registration or qualification. In the event that for any reason the shares are not registered or qualified in particular jurisdictions, persons holding Warrants in such jurisdictions may not be able to exercise their Warrants.

     18. POSSIBLE RESALES OF COMMON STOCK. Of the 3,000,000 shares outstanding as of the date of this Prospectus, 2,000,000 have not been registered under the Securities Act of 1933, as amended (the "Act") but are, under certain circumstances, available for public sale pursuant to Rule 144, promulgated under the Act. The Representative has obtained the agreement of Las Vegas Discount Golf & Tennis, Inc., the holder of the 2,000,000 shares, to not sell, publicly transfer or assign the 2,000,000 Common Shares until December 12, 1997, without the prior written consent of the Representative. The possibility of sales under Rule 144 may adversely affect the market price of the Company's securities. See "DESCRIPTION OF SECURITIES -- Shares Eligible For Future Sale."

                                  THE COMPANY

     The Company has developed a concept for family-oriented sports theme parks named "All-American SportPark," which will include a live action Sports Entertainment Complex that will feature a Major League Baseball Slugger Stadium; a NASCAR SpeedPark; an All-American SportPark Pavillion; and an Allsport Arena. The other portion of the SportPark will be a Callaway Golf Center, which is comprised of a lighted, nine-hole par 3 golf course, which wraps around a state-of-the-art 110-tee driving range, and a 20,000 square foot clubhouse and training center.

     On July 12, 1996, the Company entered into a lease covering approximately 65 acres of land in Las Vegas, Nevada, on which the Company intends to develop its first All-American SportPark. The property is located south of the Luxor Hotel on "The Strip" and borders the new I-215 Loop around the City of Las Vegas. The land is adjacent to McCarran International Airport and in the vicinity of the new Circus Circus multi-billion dollar hotel resort development referred to as "The Millennium Project".

     Prior to February 26, 1997, the Company was engaged in the business of franchising retail stores which use the name "Las Vegas Discount Golf & Tennis" and which sell a variety of golf and tennis equipment, including apparel and accessories.

     The Company's business began in 1974 when Vaso Boreta, the President and Chairman of the Board of the Company, opened a "Las Vegas Discount Golf & Tennis" retail store in Las Vegas, Nevada. This store, which is still owned by Mr. Boreta, subsequently began distributing catalogs and developing a mail order business for the sale, principally of golf, and, to a lesser extent, tennis products. In 1984, the Company began to franchise the "Las Vegas Discount Golf & Tennis" retail store concept and commenced the sale of franchises. As of February 26, 1997, when the franchise business was sold, the Company had 43 franchised stores in operation in 17 states and 2 foreign countries.

     The Company is a Nevada corporation which was incorporated on March 6, 1984, under the name "Sporting Life, Inc." The Company's name was changed to "St. Andrews Golf Corporation" on December 27, 1988, and was further changed to "Saint Andrews Golf Corporation" on August 12, 1994.

     The Company was acquired by Las Vegas Discount Golf & Tennis, Inc., a publicly-held company, in February 1988, from Vaso Boreta, who was its sole shareholder. Vaso Boreta presently owns 49.3% of the outstanding stock of Las Vegas Discount Golf & Tennis, Inc., and serves as the Chairman of the Board of the Company and Chairman of the Board, President and CEO of Las Vegas Discount Golf & Tennis, Inc. Las Vegas Discount Golf & Tennis, Inc. presently owns 2,000,000 shares of the Company's common stock, which represents approximately 66.7% of the Company's capital stock outstanding.

     During July 1994, the Company set up a wholly-owned Nevada subsidiary named All-American SportPark, Inc., which will be the entity under which the All-American SportPark is to be operated. Saint Andrews Golf Corporation and All-American SportPark, Inc. are referred to herein collectively as the "Company."

     On August 12, 1994, the Company effected a 4,000 for 1 stock split of its Common Stock. All financial information and share data in this Report gives retroactive effect to the stock split.

     In December 1994, the Company completed an initial public offering of 1,000,000 Units, each Unit consisting of one share of Common Stock and one Class A Warrant. Two Class A Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $6.50 per share. The net proceeds to the Company from this public offering were approximately $3,684,000.

     On July 29, 1996, the Company sold 200,000 shares of its newly designated Series A Convertible Preferred Stock to Three Oceans Inc. ("TOI"), an affiliate of SANYO North America Corporation, for $2,000,000 in cash pursuant to an Investment Agreement between the Company and TOI (the "Agreement"). TOI purchased 300,000 additional shares of Series A Convertible Preferred Stock for an additional $3,000,000 in September and October 1996, pursuant to the Agreement. The Company is using the proceeds of these sales to develop its first All-American SportPark in Las Vegas.

     On December 16, 1996, the Company and its majority shareholder, Las
Vegas Discount Golf & Tennis, Inc. ("LVDG"), entered into negotiations pursuant to an "Agreement for the Purchase and Sale of Assets" to sell all but one of the four retail stores owned by LVDG, all of LVDG's wholesale operations and the entire franchising business of the Company to Las Vegas Golf & Tennis, Inc., an unaffiliated company. Accordingly, at December 31, 1996, the Company accounted for its franchise business segment as "discontinued operations" and three retail stores to be sold as "held for sale" in the consolidated financial statements included in this Report. On February 26, 1997, the Company and LVDG completed this transaction, and as a result the Company's operations, assets and liabilities now relate solely to the development and operation of "All-American SportParks".

     The total price for the transaction was $5,354,287 of which $4,600,000 was paid in cash, $264,176 was paid with a short-term unsecured receivable, $200,000 was placed in escrow pending the accounting of inventory and trade payables, $200,000 was placed in escrow for two years to cover potential indemnification obligations, $60,475 was withheld for sales taxes, and $29,635 was withheld for accrued vacation liabilities. Of the total purchase price, $2,603,787 was allocated to LVDG and $2,750,500 was allocated to the Company. During the three months ended June 30, 1997, the Company recognized an additional $113,000 of gain on the sale of the franchise assets.

     In connection with the sale of the above-described assets, LVDG and the Company agreed not to compete with the Buyer in the golf equipment business except that the Company is permitted to sell golf equipment at SportPark and driving range facilities which it may operate. In addition, the Buyer granted Boreta Enterprises, Ltd., a limited partnership owned by Vaso Boreta, the President of LVDG, Ron Boreta, the President of the Company, and John Boreta, a principal shareholder of LVDG, the right to operate "Las Vegas Discount Golf & Tennis" stores in southern Nevada, except for Summerlin, Nevada.

     The Company and its majority shareholder, Las Vegas Discount Golf & Tennis, Inc. ("LVDG"), have verbally agreed that they would merge the Company into LVDG in a tax-free transaction with LVDG being the surviving corporation. The two corporations have hired an independent appraiser to estimate the fair market values of the Company and LVDG and to recommend an exchange ratio for the number of LVDG shares to be issued for the shares of the Company's common stock which are not owned by LVDG. Based on this report it is expected that the final merger agreement will provide that LVDG will issue 2.4 shares of its common stock for each share of the Company's common stock which is outstanding and which is not already owned by LVDG.

     The proposed merger would be subject to a number of contingencies including, among other things, the effectiveness of a registration statement which would be filed with the SEC, and the approval of the respective shareholders of each corporation. The shareholders will also be asked to approve a name change to All American SportPark, Inc. and a reverse split in the range of 1 for 3 to 1 for 5 with the objective of making the shares of the survivor eligible for listing on the NASDAQ National Market System and inclusion on the Federal Reserve list of marginable securities.

     During June 1997 the Company and Callaway Golf Company formed All American Golf LLC, a California limited liability company which is owned 80% by the Company and 20% by Callaway Golf Company. (See "BUSINESS -- Feature Attractions.")

     The Company's offices are located at 5325 South Valley View Boulevard, Suite 4, Las Vegas, Nevada 89118. Its telephone number is (702) 798-7777.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ Small-Cap Market under the symbol "SAGC." The following table sets forth the high and low sales prices of the Common Stock for the periods indicated.
                                                 HIGH         LOW
      -----------------------------              -----      -------
      Year Ended December 31, 1995:
       First Quarter                             $6.25      $4.50
       Second Quarter                            $7.75      $5.625
       Third Quarter                             $8.50      $4.875
       Fourth Quarter                            $6.50      $4.375

      Year Ended December 31, 1996:
       First Quarter                             $6.375     $3.625
       Second Quarter                            $7.875     $4.5625
       Third Quarter                             $6.875     $3.875
       Fourth Quarter                            $5.25      $3.25

      Year Ended December 31, 1997:
       First Quarter                             $4.375     $2.75
       Second Quarter                            $4.625     $2.375
       Third Quarter (through September 26,
        1997)                                    $4.75      $2.75

     A recent closing price for the Company's Common Stock is set forth on the cover page of this Prospectus.

     The number of holders of record of the Company's $.001 par value Common Stock at June 17, 1997, was 34. This does not include approximately 700 shareholders who hold stock in their accounts at broker/dealers.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors. No dividends have been paid with respect to the Company's Common Stock and no dividends are anticipated to be paid in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements and financial condition.

                               USE OF PROCEEDS

     The net proceeds to be realized from the exercise of the Class A
Warrants will be approximately $3,225,000 if all of the Class A Warrants are exercised, an additional $390,000 will be realized if all of the Representative's Class A Warrants are exercised, and an additional $540,000 will be realized if all of the Representative's Warrants are exercised. In the event that any Warrants are exercised, management anticipates that the net proceeds from these exercises will be used substantially as follows and applied in the following order of priority:

                                                   Represen-
                                                   tative's      Represen-
                                    Class A        Class A       tative's
Application of Proceeds             Warrants       Warrants      Warrants
-----------------------             --------       --------      --------
Development of SportPark            $3,000,000     $300,000      $500,000
General Corporate
 Purposes<FN1>                         225,000       90,000        40,000
                                    ----------     --------      --------
     Total                          $3,225,000     $390,000      $540,000
_______________

<FN1> Amounts allocated to general corporate purposes may be used for payment of accounts payable, financing possible operating losses and other general working capital.

     The amounts set forth above are only an estimate. The Company is unable to predict precisely what amount will be used for any particular purpose. To the extent the proceeds received are inadequate in any area of expenditures, supplemental amounts may be drawn from working capital, if any. Conversely, any amounts not required for proposed expenditures will be retained and used for working capital. Should the proceeds actually received, if any, be insufficient to accomplish the purposes set forth above, the Company may be required to seek other sources to finance the Company's operations, including individuals and commercial lenders.

     Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or government obligations. Such investment in interest-bearing assets, if continued for an excessive period of time within the definition of the Investment Company Act of 1940, could subject the Company to classification as an "investment company" under the Act and to registration and reporting requirements thereunder.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997, COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Total income increased to $179,000 from $5,000 for the same period in 1996. The increase in revenue was attributable primarily to an increase in interest income resulting from the increased level of cash resulting from the sale of the franchise business and proceeds received from the sale of preferred stock in 1996.

     Selling, general and administrative expenses increased $147,000 primarily as a result of a $100,000 bonus granted to the President during June 1997, while Sportpark development costs decreased by $49,000 resulting from less activities related to noncapitalizable projects.

     On December 16, 1996, the Company entered into an agreement to sell its franchise operations including all rights under existing franchise agreements; all trade names and trademarks, specific depreciable assets and a modified covenant not to compete. The sale was consummated on February 26, 1997, with the Company receiving proceeds of $2,801,000.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

DISCONTINUED OPERATIONS

     Franchise fees and royalties revenues and expenses have been classified as discontinued operations due to the disposal of the franchise business segment.

     Franchise fee revenue in 1996 was $240,000 compared to $245,000 in 1995. Six new franchise locations were sold in both 1996 and 1995. Royalties generated by the Company's 45 franchise stores in operation in 1996 totaled approximately $1.2 million. The fifty franchises in operation in 1995 produced approximately $25,000 more in royalty revenue for the Company.

     Selling, general and administrative expenses related to the franchise business segment totaled $1.7 million for the year ended December 31, 1996, versus $1.5 million in 1995. The increase is due to higher marketing costs to secure franchise locations and increases in training and other support service costs related to administration of the franchise program.

     The loss from discontinued operations of $329,000 in 1996 versus $24,400 in 1995 is principally due to increased selling, general and administrative costs of $195,000 and increased bad debt expense of $52,000 in addition to the decrease in $25,000 in royalty revenue.

CONTINUING OPERATIONS

     INCOME. Interest income decreased from $86,200 in 1995 to $69,800 in 1996. Other income was $25,700 in 1996 versus $8,300 in 1995 representing an increase in income recognition of deferred income related to advance royalty payments from an agreement with a national credit card company.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses related to continuing operations consist principally of payroll, rent and other corporate costs. The increase from $279,100 in 1995 to $305,600 in 1996 relates to an increase in allocated rental expense of $25,000 related to the SportPark operations.

     SPORTPARK DEVELOPMENT COSTS. The Company's strategic emphasis at this point is the development of sports-oriented theme parks under the name "All-American SportPark." During 1996, the Company expensed $207,000 in development of this concept versus $108,000 in 1995. The Company has leased a site for its first "All-American SportPark" development in Las Vegas, Nevada and the Callaway Golf Center is scheduled to open to the public on October 1, 1997, and the Sports Entertainment Complex is expected to open in December 1997 (see discussion under "Liquidity and Capital Resources").

     INCOME TAXES. Due to operating losses, the Company has no tax provision nor has it recorded any tax benefits.

     NET LOSS. The loss from continuing operations for the year ended December 31, 1996 of $421,100 compared to a loss of $292,600 in 1995. The losses are principally attributed to the startup nature of the Company's new business focus involving the development of the "All-American SportPark" operations.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, the Company had working capital of approximately $3,719,000 as compared to working capital of approximately $5,510,000 at December 31, 1996. Cash increased from $5,818,000 at December 31, 1996 to $6,262,000 at June 30, 1997. This increase in cash was primarily attributable to $2,801,000 in proceeds from the sale of franchise operations; $2,062,000 in debt and minority interest proceeds from Callaway Golf Company for the Callaway Golf Center; and a $1,252,000 increase in accounts payable. The increase was partially offset by SportPark expenditures of $5,747,000.

     On June 13, 1997 the Company and Callaway Golf Company ("Callaway Golf") announced the formation of All American Golf, LLC, a limited liability California corporation, to construct, manage and operate "Callaway Golf Center", a premier golf facility at the site of the All-American Sportpark. The total budgeted costs for the Callaway Golf Center are approximately $9.0 million. Callaway Golf will provide $5,250,000 in debt financing which bears interest at 10 percent with interest only payments commencing 60 days after the opening of the golf center through a date ten years after the opening at which point the remaining accrued interest and principal will be due in full. As of June 30, 1997, $1,312,000 had been drawn under this agreement. The Company will own 80 percent of the members' units of the LLC for a contribution of $3 million while Callaway Golf will own 20% for a contribution of $750,000. The Company will manage the driving range, golf course and tenant facilities in the clubhouse.

     While the Company has secured financing for the Callaway Golf Center as previously described, the Company has not secured financing for the construction of the Sports Entertainment Complex portion of the SportPark which is anticipated to require capital expenditures of approximately $20 million. The Company has been holding discussions with a number of potential corporate sponsors who have expressed an interest in participating in the SportPark, and management expects that corporate sponsors will contribute a portion of the financing needed. The Company expects to receive the balance of the financing from a combination of sources including outside equity and/or debt investors, bank financing, and the Company's own cash. There is no assurance that sufficient financing will be obtained from any of these sources. No financing was received from corporate sponsors during the year ended December 31, 1996, or for the six months ended June 30, 1997.

     As of December 31, 1996 and 1995, the Company held cash and cash equivalents of $5,818,100 and $125,100, respectively. Cash used in operating activities in 1996 was $680,600. This compares to cash provided by operating activities during 1995 of $661,200.

     During the year ended December 31, 1996, the Company's principal source of cash resulted from the sale of $5 million in Series A Convertible Preferred Stock through a private placement.

     Capital expenditures during the year related primarily to the Company's on-going development efforts for the "All-American SportPark" concept.
Project development costs, both those expensed and deferred, totaled $763,000 in 1996. In July 1996, the Company entered into a lease for 65 acres of undeveloped land in Las Vegas, Nevada, which will be the site of the Company's first "All-American SportPark." As part of the lease arrangements, the Company was required to post a refundable $500,000 deposit with the lessor. This deposit will be applied against the minimum monthly rental payments.

     The Company's sources of working capital are its current cash balance and cash flows from operations. The Company has, in the past, funded a portion of its cash needs through loans from its parent corporation (Las Vegas Discount Golf & Tennis, Inc.), however, any future loans from the parent are likely to be limited. The Company does not expect to have any significant capital expenditures other than the development of the SportPark.

SAFE HARBOR PROVISION

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Prospectus contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources, the effects of regulations and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions (including sensitivity to fluctuations in foreign currencies), changes in federal or state tax laws or the administration of such laws, changes in regulations and application for licenses and approvals under applicable jurisdictional laws and regulations.

                                    BUSINESS
                             ALL-AMERICAN SPORTPARK

     The Company has developed a concept for family-oriented sports theme parks named "All-American SportPark," which will include a live action Sports Entertainment Complex that will feature a Major League Baseball Slugger Stadium; a NASCAR SpeedPark; an All-American SportPark Pavillion; and an Allsport Arena. The other portion of the SportPark will be a Callaway Golf Center, which is comprised of a lighted, nine-hole par 3 golf course, which wraps around a state-of-the-art 110-tee driving range, and a 20,000 square foot clubhouse and training center.

     On July 12, 1996, the Company entered into a lease agreement covering approximately 65 acres of land in Las Vegas, Nevada, on which the Company intends to develop its first All-American SportPark. The property is located south of the Luxor Hotel on "The Strip" and borders the new I-215 Loop around the City of Las Vegas. The land is adjacent to McCarran International Airport and in the vicinity of the new Circus Circus multi-billion dollar hotel resort development referred to as "The Millennium Project".

     On June 20, 1997, the lessor of the 65 acre tract agreed with the Company to cancel the original lease and replace it with two separate leases: one lease with All American Golf, LLC, which covers the 41 acres where the Callaway Golf Center is located; and the second lease with the Company which covers the 24 acres where the Sports Entertainment Complex is located.

     Both leases are very similar in structure. They are both fifteen year leases with options to extend for two additional five year terms. The lease for the Callaway Golf Center commences when the golf center opens or February 1, 1998, whichever occurs first. The other lease commences when the Sports Entertainment Complex portion of the SportPark opens, or June 1998, whichever occurs first.

     The minimum rent for the golf center lease is $398,077 per year for the first five years and it increases by 10% at the end of each five years during the term of the lease. The minimum rent for the other lease is $226,923 per year for the first five years and it increases by 10% at the end of each five years during the term of the lease. Both leases also provide for additional rent to the extent that percentages ranging from 3% to 10% of gross receipts, depending on the type of revenue, exceed the minimum rental. In connection with the signing of the lease covering 24 acres, the Company paid a deposit of $500,000 which will be applied to minimum rental payments, and a security deposit of approximately $37,820 which will be applied to minimum rental payments at the end of the fourth year of the lease.

     As of the date of this Prospectus, the Company has only secured financing for the golf facility portion of the first SportPark. The Company has been holding discussions with a number of potential corporate sponsors who have expressed an interest in participating in the SportPark, and management expects that corporate sponsors will contribute a portion of the financing needed. The Company expects to receive the balance of the financing from a combination of sources including outside equity and/or debt investors, bank financing, and the Company's own cash. There is no assurance that sufficient financing will be obtained from these sources for the Sports Entertainment Complex.

     In April 1997, the Company broke ground on the Callaway Golf Center, and the Company anticipates that the Callaway Golf Center will be open by October 1, 1997. The preliminary opening date of the Sports Entertainment Complex is

December 1997, however, the actual opening date could depend upon when the financing for this portion is received. The projected opening date is also subject to change due to construction delays due to availability of construction personnel, materials, adverse weather; delays in obtaining governmental permits and approvals; and other factors.

     The Company has obtained project zoning, use permits and variances from Clark County; Federal Aviation Administration approval for construction (due to the SportPark's proximity to McCarran International Airport); approval of the Clark County Department of Aviation; and architectural review approval by the Planning Commission. The Company has submitted a comprehensive Water Plan which was accepted for review by the Las Vegas Valley Water District in February 1997. The Company's improvement plans were approved by the Clark County Public Works in February 1997 pending review by the Clark County Building Department.

FEATURE ATTRACTIONS

     CALLAWAY GOLF CENTER. In June 1997, the Company completed a final agreement with Callaway Golf Company ("Callaway Golf") to form a limited liability company named All American Golf LLC (the "LLC") for the purpose of operating a golf facility, to be called the "Callaway Golf Center," on approximately forty-one (41) acres of land which is inside the All-American SportPark located on approximately sixty-five (65) acres adjacent to Las Vegas Boulevard in Las Vegas.

     The Callaway Golf Center includes a 110-tee driving range in a two-tiered format. The driving range is designed to have the appearance of an actual golf course with ten impact greens and a 1-1/2 acre lake with cascading waterfalls and an island green. Pro-line equipment and popular brand name golf balls will be utilized. In addition, the golf center includes a lighted nine hole, par three golf course named the "Divine Nine". The golf course has been designed to be challenging, and has several water features including lakes, creeks, water rapids and waterfalls, golf cart paths and designated practice putting and chipping areas. At the entrance to the golf center is a 20,000 square foot clubhouse which includes The Callaway Golf Experience, a David Leadbetter Golf Academy, a retail store, a restaurant and bar known as Ely's Place, and an outdoor patio overlooking the golf course and driving range with the Las Vegas "Strip" in the background. There is also a tree-lined driveway with PGA Tour Player personality banners and an eight-foot tall bronze statue of Bobby Jones.

     Callaway Golf has constructed and will operate a state-of-the-art training center at its own cost (estimated at $2,000,000) which will be known as "The Callaway Golf Experience". The Callaway Golf Experience, located in the clubhouse, is Callaway Golf's high-tech evaluation system that allows golfers of all skill levels to compare the performance of different golf clubs. The Company will manage the entire Callaway Golf Center except for the Callaway Golf Experience and other tenant facilities for which it will receive a management fee of 5% of revenues. Callaway Golf will receive 100% of the revenues from the Callaway Golf Experience and will pay the LLC $50,000 per year for the right to occupy that portion of the premises.

     The LLC is owned 80% by the Company and 20% by Callaway Golf. Callaway Golf agreed to contribute $750,000 of equity capital and loan the LLC $5,250,000. The Company will contribute the value of expenses incurred by the Company relating to the design and construction of the golf center and cash in the combined amount of $3,000,000. Callaway Golf's loan to the LLC has a ten year term and bears interest at 10%. The principal is due in 60 equal monthly payments commencing five years after the golf center opens. Additional payments of principal are required under certain conditions if the LLC is making cash distributions to its owners before the loan has been repaid. The loan can also be repaid without penalty at any time.

     If during the first year after the effective date of the Callaway Golf loan the Company contributes additional cash to the LLC for the purpose of paying down the loan, Callaway Golf is required to also contribute to the LLC in the form of equity 25% of the amount contributed by the Company up to a maximum of $850,000.

     The LLC has executed a license agreement with Callaway Golf pursuant to which the LLC licenses the right to use the mark "Callaway Golf Center" from Callaway Golf for an annual royalty not to exceed $50,000. Pursuant to this agreement, Callaway Golf has the right to terminate the agreement at any time without cause on ninety days prior written notice and with payment of $500,000. Such termination could have an adverse impact on the success of the golf center.

     MAJOR LEAGUE BASEBALL SLUGGER STADIUM. The Slugger Stadium will be a full size replica of a major league ballpark for batting and baseball training. The Company has been granted a license from Major League Baseball Properties to own and operate Major League Baseball Slugger Stadiums. Under the license agreement, the Company also has the right to utilize certain Major League Baseball trademarks including those of the All Star Game, Division Series, League Championship Series and World Series. Slugger Stadium is a nostalgic formatted batting stadium which attempts to duplicate a major league experience for its patrons. Unlike batting cages which are the normal industry standard, the Company's design is a full size stadium that replicates many of the features of a modern baseball stadium. Plans include 16 batter boxes and 16 on-deck circles. Batters will have the option of hitting hard or soft balls delivered at three different speeds. Outfield wall replicas of Fenway Park's "Green Monster" Wall, Baltimore's Camden Yards, Chicago's Wrigley Field, Yankee Stadium, and The Ball Park in Arlington, Texas will be designed to challenge batters to hit the balls out of the park. Completing the Major League experience will be authentic turnstiles, classic ballpark food and beverage concessions, baseball memorabilia, electronic scoreboard and specially designed sound systems that provide typical baseball sounds including proprietary designed umpire calls of balls and strikes. See "Agreement with Major League Baseball" below.

     NASCAR SPEEDPARK. The Company has a license agreement with The National Association of Stock Car Auto Racing, Inc. ("NASCAR") for the operation of SpeedParks as a part of the All-American SportPark or as a stand-alone NASCAR SpeedPark. The agreement, as amended, provides that the Company has an exclusive license to use certain trademarks and service marks in the development, design and operation of go-kart racing facilities having a NASCAR racing theme in the territories of Las Vegas, Nevada and Southern California. The exclusive rights to Las Vegas are subject to the condition that the Las Vegas SpeedPark is opened by March 1, 1998, and the exclusive rights to Southern California are subject to the condition that the Southern California SpeedPark is opened by March 1, 1999. If the Company opens the Las Vegas site by March 1, 1998, the license for that site will continue until December 31, 2003, and if the Company opens the Southern California site by March 1, 1999, the license for that site will continue until December 31, 2003.

     As consideration for the license the Company has agreed to pay a fee of $25,000 plus $25,000 for each new SpeedPark opened after the first SpeedPark. In addition, the Company has agreed to pay NASCAR a royalty equal to five percent (5%) of each SpeedPark's revenue from racing activities plus a royalty ranging from two percent (2%) to five percent (5%) on revenues received from sponsors and promoters of SpeedPark activities.

     The SpeedPark will include three tracks to accommodate three styles of racing: family, adult and junior tracks. The family go-kart track will be a 1,200 linear foot road course for five horsepower go-karts designed for families and children 10 and up, and the other track will be a 2,200-foot road course track for eighteen horsepower NASCAR-style go-karts designed for youths and adults 16 years and older. The SpeedParks will be comprised generally of the NASCAR Go-Kart SpeedPark, the Garage Experience, the Winner's Circle, the Infield RV Park, Victory Lane, the NASCAR Jr. Track, the Tailgater's Dining Circle and the NASCAR Retail Trackside Trailer Merchandising Experience.
Scale model, near emissions-free, gas-powered, stock cars complete with sponsorship graphics and signage, will compete on the three tracks. The cars are 5/8 scale NASCAR Winston Cup Stock Car replicas, 5/8 scale NASCAR Craftsman Truck Series replicas and Jr. Track Stock Cars.

     In May 1996, the Company entered into an agreement with Jeff Gordon, the 1997 NASCAR Winston Cup points leader, 1997 Daytona 500 Champion, 1997 Coca-Cola 600 Champion, 1995 Winston Cup Champion and former NASCAR Winston Cup Rookie of the year, to serve as spokesperson of the NASCAR SpeedPark through April 30, 2000. According to the original agreement, Mr. Gordon was paid $25,000 for his services during 1996, and is to be paid $25,000 per SpeedPark opening per year with a minimum guarantee over the life of the agreement; .25% of net profits to go to a charity designated by Mr. Gordon; and additional fees for recording television and radio spots and making more than six appearances per year. Mr. Gordon was also granted options under the Company's stock option plan. The Company is currently negotiating a reduction in the amount of fees payable to Mr. Gordon based on the recent amendment to the Company's agreement with NASCAR.

     ALL-AMERICAN SPORTPARK PAVILION. The 100,000 square foot Pavilion will include a multi-purpose sports arena (the "Allsport Arena"), speciality retail areas, a video arcade, food courts, meeting rooms, special events space and leased tenant facilities for food and beverage service.

     ALLSPORT ARENA. This space can be used to accommodate indoor professional beach volleyball tournaments, professional roller hockey exhibition games, basketball tournaments, tennis matches, cultural and civic special events, and annual super bowl parties which coincide with internationally broadcasted major sporting events, music and entertainment events. It will include a giant video display and movable seating which is adaptable for 1,500 to 3,000 people to view an event. When the arena is not in use for a scheduled event, it will accommodate the core business use for in-line skaters who will be able to skate to an entertaining multimedia light and sound performance.

AGREEMENT WITH MAJOR LEAGUE BASEBALL

     In December 1994, the Company entered into an agreement with Major
League Baseball ("MLB") concerning a license for the use of MLB logos, marks and mascots in the decor, advertising and promotions of the Company's Slugger Stadium concept. This agreement was amended during August 1997. Pursuant to the amended agreement, the Company holds the exclusive right to identify its indoor and outdoor baseball batting stadiums as Major League Baseball Slugger Stadiums. The license covers the United States and expires on November 30, 2000, subject to the right to extend for three additional years provided certain conditions are met. As consideration for the license, the Company agreed to pay $50,000 for each Stadium opened provided that in any year of the term of the agreement a stadium is not opened, the Company must pay $50,000 during such year. The Company has made the payments required for 1995 and 1996. In addition to and as an offset against the minimum payments set out above, the Company is required to pay to MLB a royalty based on the revenue from the batting cages of the greater of (i) six and one-quarter percent (6-1/4%) or (ii) the royalty rate payable by the Company to any other individual or entity for the right to open or operate any attraction or event in the Sports Entertainment Complex.

     The Company's right to exclusively use MLB logos and other marks at its baseball batting stadiums is dependent upon certain conditions set forth in the agreement.

LETTER OF INTENT WITH PEPSI-COLA COMPANY

     In January 1997, the Company entered into a non-binding letter of intent with the Pepsi-Cola Company ("Pepsi") concerning an exclusive sponsorship agreement. As of September 15, 1997, the Company was finalizing negotiations with Pepsi for the agreement. Under the proposed agreement, Pepsi would receive certain exclusive rights related to all non-alcoholic beverage products, except for certain specialty tenants which may use their products such as Starbucks Coffee Shop, and a few other minor exceptions, in exchange for an annual fee and advertising support expenditures. In addition, the agreement will provide that Pepsi will have specified signage rights and the multipurpose arena is being named the AllSport Arena after Pepsi's Allsport drink product. In addition, the agreement is expected to provide that Pepsi will provide, without charge, all equipment needed to dispense its products at the SporkPark.

     The Company also anticipates that the agreement with Pepsi will provide that the Company and Pepsi will participate in joint marketing programs such as promotions on Pepsi's products and the SportPark.

     In consideration for the above rights, Pepsi is expected to make annual payments during the term of the lease.

AGREEMENT WITH SPORTSERVICE CORPORATION

     In September 1997, the Company entered into a lease and concession agreement with Sportservice Corporation ("Sportservice") which provides that Sportservice has the exclusive right to prepare and sell all food, beverages (alcoholic and non-alcoholic), candy and other refreshments throughout the All American SportPark, including the Callaway Golf Center, during the ten year term of the agreement. Sportservice has agreed to pay rent based on a percentage of gross sales depending upon the level of sales, whether the receipts are from concession sales, the Arena restaurant, the Clubhouse, vending machines, mobile stands, or catering sales. Rents from the Callaway Golf Center will be paid to All American Golf LLC and all other rents will be paid to the Company.

     Sportservice is expected to invest approximately $3.85 million into the concessions and operations which includes all food service leasehold improvements. Sportservice is a wholly-owned subsidiary of Delaware North Company. Other Delaware North Companies include the Boston Garden, the Fleet Center in Boston, and food service clients which include the Ballpark in Arlington, Texas, California Speedway, Miller Park in Milwaukee, Space Port USA @ Kennedy Space Center and Yosemite National Park.

     The agreement also provides Sportservice with a right of first refusal for future parks to be built by the Company in consideration for a $100,000 payment. An additional payment of up to $100,000 is due depending on whether Sportservice's development costs for its leasehold improvements and food service assets exceed the estimate of $3.85 million.

     The agreement has a number of other terms and conditions including a requirement that the Company and the LLC must develop and construct the SportsPark in accordance with certain specifications provided to Sportservice, and provide all necessary building structure and shell components. The Company and the LLC must operate the SportsPark on a year-round, seven days a week basis throughout the term of the agreement.

AGREEMENT WITH INTEGRATED SPORTS INTERNATIONAL

     The Company has entered into a two year agreement with Integrated Sports International ("ISI") whereby ISI has been retained to assist the Company in obtaining corporate sponsorship for various areas of the SportPark.

     ISI has agreed to serve as the SportPark's exclusive sponsorship sales company and to serve as a consultant to develop ways to help the SportPark in the areas of marketing and promotions that will improve perceived value from tenants and sponsors. ISI is also to consult on and implement a licensing/merchandising plan to enhance the image of the SportPark.

     ISI will be paid a monthly consulting fee and a percentage of sponsorship sales and product sponsorships. Although the agreement has a two year term commencing June 10, 1997, the exclusive nature of the agreement will terminate after the first six months if ISI is not successful in assisting the Company in securing sponsorships during the first six months.

     ISI represents Disney International and a number of sports celebrities.

LIABILITY INSURANCE

     The Company intends to purchase a comprehensive general liability insurance policy to cover possible claims for injury and damages from accidents and similar activities. There is no assurance that such coverage can be obtained, or if obtained, that it can be obtained at reasonable rates nor that it will be sufficient to cover or be available for future claims.

MARKETING

     Major League Baseball Slugger Stadium is the "Official Batting Stadium of Major League Baseball". The unique baseball stadium concept is expected to be expanded to other locations in the United States and overseas using the prototype installation at the All-American SportPark as a demonstration facility. Considerable market research by management has indicated a large potential market for Slugger Stadium. Possible locations include new gated sites inside major theme parks, attachments to regional and value oriented shopping malls, inside new sports stadium and Major League Ballpark complexes which are either in the planning and design phase or currently under construction and other All-American SportParks or as stand alone sites.
Target consumers include the family, adults, softball players and all youth baseball organizations.

     The Callaway Golf Center which includes the nine-hole par 3 golf course, driving range, and clubhouse is designed as a country club atmosphere for the general public. This concept may be expanded into various hotel and resort areas throughout the United States and overseas and can also be included in the SportPark opportunities described above or as a stand alone business.

     NASCAR SpeedPark is "The Official Go-Kart Racing Facility Licensed by NASCAR". Management plans to develop the concept to include installations alongside Superspeedways, NASCAR Team Race/Shops Racing Retail & Entertainment Centers, stand alone facilities and as a separate gated attraction inside major theme parks throughout the United States.

     The All-American SportPark Pavilion area of the project can be recreated as a stand alone development in a downtown urban setting alongside new arenas, shopping malls, and football/baseball stadiums.

     The Company's marketing efforts are directed towards a number of large existing and potential markets for which there can be no assurance of financial success. Further, to expand the concepts beyond the first location in Las Vegas would require considerably more financial resources than the Company presently has and more management and human resources than presently exist at the Company.

COMPETITION

     Any SportParks built by the Company will compete with any other family/sports attractions in the city where the SportPark is located. Such attractions could include amusement parks, driving ranges, water parks, and any other type of family or sports entertainment. The Company will be relying on the combination of active user participation in the sports activities and competitive pricing to encourage visitors and patrons. There can be no assurance that the Company will be able to operate the park on a profitable basis.

TRADE NAMES AND TRADEMARKS

     Saint Andrews has filed an "intent to use" trademark application for "All-American SportPark" and a related design and "Slugger Stadium". The Company has also filed "intent to use" trademark applications with regard to the "St. Andrews" name and related designs with respect to mens' and womens' clothing and certain golf equipment and accessories. The Company intends to maintain the integrity of the trademarks, other proprietary names and marks against unauthorized use.

     The trademarks "Las Vegas Discount Golf & Tennis" and "St. Andrews" on golf clubs and golf bags, are registered on the principal register of the United States Patent and Trademark Office as well as in Canada and in the State of Nevada. Management of the Company also believes that it and/or the Company have developed proprietary rights to the name "Birdie Golf". In February 1997, the rights to the trademarks "Las Vegas Discount Golf & Tennis" and "Birdie Golf" were assigned to the purchaser in the sale of assets transaction.

     The purchaser of the assets granted back to Boreta Enterprises, Ltd. a perpetual license to use the name Las Vegas Discount Golf & Tennis for retail equipment stores in the State of Nevada, south of a line between Pahrump, Nevada and Mesquite, Nevada, except for Summerlin, Nevada.

     During September 1997, the Company agreed to sell its rights to the St. Andrews name to Boreta Enterprises, Ltd. for a $20,000 two year promissory note since the Company has comitted all of its efforts to the development of the All- American SportPark and no longer intends to engage in the business of selling golf equipment or apparel.

EMPLOYEES

     As of September 1, 1997, the Company employed a total of 10 persons on a full-time basis. None of the Company's employees are represented by a union, and the Company believes that its employee relations are good. The Company expects to add approximately 110 full-time and 40 part-time employees when the Sports Entertainment Complex opens. The Callaway Golf Center expects to employ approximately 36 full-time and 10 part-time persons when it is fully open, however, these persons will be employees of the LLC.

FACILITIES

     The Company currently occupies approximately 2,360 square feet of office space and 2,857 square feet of warehouse space at 5325 South Valley View Boulevard, Suite 4, Las Vegas, Nevada, and pays monthly rent of $2,944. The space is leased from Voss Boreta, the Company's Chairman of the Board. The rent is adjustable annually based on increases in the consumer price index and the lease expires January 31, 2005. The Company's Board of Directors believes that the rent paid is comparable to that which it would pay to an unaffiliated party.

     On June 20, 1997, the Company entered into a lease for approximately 24 acres of land in Las Vegas, Nevada, on which the Company intends to build the Sports Entertainment Complex portion of its SportPark. In addition, All American Golf LLC entered into a lease for approximately 41 acres of land where the Callaway Golf Center is being built. The terms of both leases are described above under the heading "BUSINESS OF THE COMPANY -- ALL AMERICAN SPORTPARK."

LEGAL PROCEEDINGS

     Except for the lawsuits described in the following paragraphs, the Company is not presently a party to any legal proceedings, except for routine litigation that is incidental to the Company's business.

     On February 27, 1996, the Company filed a Complaint in the District Court, Clark County, Nevada, against Gordon Gaming Corporation ("Gordon"), the Company which purchased from Howard Hughes Corporation ("Hughes") the property in Las Vegas where the Company was preparing to build its first SportPark.
The lawsuit is based on a lease which the Company entered into with Hughes on May 31, 1994, for approximately 33 acres located at the corner of Sahara and Las Vegas Boulevard South. Pursuant to the lease, Hughes had the right to terminate the lease if the property was sold provided that the Company would be reimbursed for certain expenditures up to a maximum of $3.5 million.

     The lease was terminated on June 21, 1995, and according to the terms of the lease, Hughes was required to pay the Company its reimbursable amount no later than 30 days after the termination. When Gordon purchased the property from Hughes, it assumed Hughes' obligations relating to the termination of the lease. Gordon refused to make any payment to the Company, even the amount which both parties agreed was reimbursable. The Complaint sought an unspecified amount of compensatory damages, punitive damages, attorneys' fees and costs.

     In October 1996, a settlement of $3,217,500 was reached and paid to the Company.

     In 1995, Giant Ride, Inc. filed suit in the District Court of Clark County, Nevada against the Company claiming that the Company had breached a contract to purchase a giant slide for the Company's Las Vegas SportPark.

Giant Ride, Inc. is seeking an unspecified amount of damages. The Company denies that it had a contract to purchase such a slide. The suit is currently in the discovery stage.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Executive Officers of the Company are as follows:

         NAME          AGE              POSITIONS AND OFFICES HELD
         ----          ---              --------------------------
Vaso Boreta            64      Chairman of the Board
Ronald S. Boreta       34      President, Chief Executive Officer, Treasurer,
                               Secretary and Director
Robert R. Rosburg      70      Director
William Kilmer         57      Director
Motoharu Iue           60      Director
John A. Hoover, Jr.    43      General Manager of All-American SportParks
Kevin B. Donovan       35      Vice President of New Business Development


     Except for the fact that Vaso Boreta and Ronald Boreta are father and son, respectively, there is no family relationship between any Director or Officer of the Company. The Company presently has no audit, compensation or nominating committee.

     All Directors hold office until the next Annual Meeting of Shareholders.

     The Company has agreed with RAF Financial Corporation, the Representative of the Underwriters of the Company's initial public offering, that the Company will permit a representative of RAF Financial Corporation to be present at all meetings of the Board of Directors of the Company for a period of three years from December 13, 1994. However, such representative will not have any voting rights.

     The Callaway Golf Company ("Callaway Golf") has the right to designate a person to be appointed to the Company's Board of Directors throughout the term of the Company's agreement with Callaway Golf regarding the limited liability company which was formed to operate the Callaway Golf Center. To date, Callaway Golf has not designated anyone to be appointed to the Company's Board of Directors.

     Officers of the Company are elected annually by, and serve at the discretion of, the Board of Directors.

     The following sets forth biographical information as to the business experience of each officer and director of the Company for at least the past five years.

     RONALD S. BORETA has served as President of the Company since 1992, Chief Executive Officer since August 1994, and a Director since its inception in 1984. He also served as an officer and director of the Company's Parent, Las Vegas Discount Golf & Tennis, Inc., from 1988 until July 1994, and he continues to serve as a director. He has been employed by the Company since its inception in March 1984, with the exception of a 6-month period in 1985 when he was employed by a franchisee of the Company located in San Francisco,

California. Prior to his employment by the Company, Mr. Boreta was an assistant golf professional at San Jose Municipal Golf Course in San Jose, California, and had worked for two years in the areas of sales and warehousing activities with a golf discount store in South San Francisco, California. Mr. Boreta devotes 100% of his time to the business of the Company.

     VASO BORETA has served as Chairman of the Board of Directors since
August 1994, and has been an Officer and Director of the Company since its formation in 1984. He has also been an officer and director of the Company's Parent, Las Vegas Discount Golf & Tennis, Inc., since 1988. In 1974, Mr. Boreta first opened a specialty business named "Las Vegas Discount Golf & Tennis," which retailed golf and tennis equipment and accessories. He was one of the first retailers to offer golf merchandise at a discount. He also developed a major mail order catalog sales program from his original store. Mr. Boreta continues to operate his original store, which has been moved to a new location adjacent to the Hard Rock Cafe in Las Vegas. Mr. Boreta devotes approximately 10% of his time to the business of the Company, and the balance to the Company's Parent and to operating his store.

     ROBERT R. ROSBURG has served as a Director of the Company since August 1994, and has been a director of the Company's Parent, Las Vegas Discount Golf & Tennis, Inc., since November 1989. Mr. Rosburg has been a professional golfer since 1953. From 1953 to 1974 he was active on the Professional Golf Association tours, and since 1974 he has played professionally on a limited basis. Since 1975 he has been a sportscaster on ABC Sports golf tournament telecasts. Since 1985 he has also been the Director of Golf for Rams Hill Country Club in Borrego Springs, California. Mr. Rosburg received a Bachelor's Degree in Humanities from Stanford University in 1948.

     WILLIAM KILMER has served as a Director of the Company since August
1994, and has been a director of the Company's Parent, Las Vegas Discount Golf & Tennis, Inc., since July 1990. Mr. Kilmer is a retired professional football player, having played from 1961 to 1978 for the San Francisco Forty-Niners, the New Orleans Saints and the Washington Redskins. Since 1978, he has toured as a public speaker and also has served as a television analyst. Mr. Kilmer received a Bachelor's Degree in Physical Education from the University of California at Los Angeles.

     MOTOHARU IUE has served as a Director of the Company since April 1997. Mr. Iue has served as Chairman of the Board of Sanyo North America Corporation ("Sanyo") and President of Three Oceans Inc. ("Three Oceans") since October 1996. Mr. Iue previously served as President of Sanyo and as Chairman of the Board of Three Oceans from 1992 to 1996 and still serves as Chief Executive Officer of Sanyo and Three Oceans. From 1989 to 1992, he was Executive Vice President of Tottori Sanyo Electric Co., Ltd. All three companies are affiliates of Sanyo Electric Co., Ltd. ("Sanyo Electric"), and Three Oceans Inc. is a shareholder of the Company. Mr. Iue has bee a director of Sanyo Electric since 1977.

     JOHN A. HOOVER, JR. has served as General Manager of All-American SportParks since April 1995. From June 1993 until April 1995, he served as Director of Operations of the MGM Grand Adventure Theme Park, a $120 million theme park associated with the MGM Grand Hotel Resort in Las Vegas. From January 1990 until June 1993, he served as operations manager for the Fiesta Texas Theme Park in San Antonio, Texas, and from October 1986 until December 1990, he served as general manager for the Malibu Grand Prix/Castle Golf & Games in San Antonio, Texas.

     KEVIN B. DONOVAN has served as Vice President of New Business
Development since April 1994. Prior to joining the Company, from March 1992 to March 1994, he was President and Creative Director of Donovan Design Agency, Dallas, Texas, which is engaged in designing corporate logos and graphics, and providing marketing and package designs. From June 1989 to March 1992, he was President, Chief Executive Officer and Creative Director for Donovan & Houston Design For Retail, Dallas, Texas, which was engaged in providing design services to retail oriented companies. From March 1986 to June 1989, Mr. Donovan was Art Director and Creative Director for John Ryan & Co. Retail Marketing Agency in Minneapolis, Minnesota, which was engaged in providing design services to retail and banking companies. Mr. Donovan received a B.A. Degree in Commercial Arts from St. Paul Technical College, St. Paul, Minnesota, in 1983. He devotes his full time to the business of the Company.


EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other executive officer who received compensation in excess of $100,000 for the years ended December 31, 1996, 1995 and 1994 from the Company:

                          SUMMARY COMPENSATION TABLE
                                                       LONG-TERM COMPENSATION
                           ANNUAL COMPENSATION         AWARDS         PAYOUTS
                    -------------------------------  --------
----------------
                                                                SECURI-
                                                                TIES
                                                                UNDERLY-
                                              OTHER    RE-       ING
   ALL
                                             ANNUAL   STRICTED  OPTIONS/
 OTHER
NAME AND PRINCIPAL                           COMPEN-  STOCK     SARs     LTIP
 COMPEN-
     POSITION        YEAR   SALARY   BONUS   SATION   AWARD(S)
(NUMBER)PAYOUTS  SATION
------------------   ----   -------- ------  -------  --------  -------
-------  ------
Ronald S. Boreta,    1996   $100,000 $5,500  $39,160    --      325,000   --
 $8,265
 President and CEO                           <FN2>
 <FN3>
 <FN1>               1995   $100,000   -0-   $19,071    --        -0-     --
  -0-
                                             <FN2>
                     1994   $100,000   -0-   $14,190    --      110,000   --
  -0-
                                             <FN2>

Charles Hohl,        1996   $100,000 $22,000 $10,000    --        -0-     --
  -0-
 Executive Vice                              <FN5>
 President<FN4>      1995   $100,000   -0-   $ 2,346    --        -0-     --
  -0-
                                             <FN5>
_________________

<FN1>
Ronald S. Boreta served as Vice President, Secretary and Treasurer of the Company and Las Vegas Discount Golf & Tennis, Inc. until June 1992 when he became President of the Company and Las Vegas Discount Golf & Tennis, Inc. Until July 31, 1994, the Company paid one-half of Ronald S. Boreta's salary and Las Vegas Discount Golf & Tennis, Inc. paid the other one-half. Effective August 1, 1994, the Company pays all of Mr. Boreta's salary.
                               -31-

<FN2>
Represents amounts paid for country club memberships for Ronald S. Boreta and contributions made by the Company to retirement plans on his behalf. For 1996, these amounts were $14,160 for club memberships and $25,000 to the Company's Supplemental Retirement Plan.
<FN3>
Represents premiums paid on a life insurance policy for Ronald S. Boreta's benefit.
<FN4>
Mr. Hohl's employment as Executive Vice President ended on February 26, 1997.
<FN5>
Represents amount contributed to the Company's retirement plan on behalf of Mr. Hohl.

                           OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                     INDIVIDUAL GRANTS

                                       PERCENT
                       NUMBER OF       OF TOTAL
                       SECURITIES    OPTIONS/SARs
                       UNDERLYING     GRANTED TO     EXERCISE
                      OPTIONS/SARs   EMPLOYEES IN     OR BASE     EXPIRATION
     NAME              GRANTED(#)    FISCAL YEAR    PRICE ($/SH)     DATE
----------------      ------------   ------------   -----------   ----------
Ronald S. Boreta        125,000         36.1%       $4.75 <FN1>   4-16-2001
                        200,000         57.8%       $4.625 <FN1>  4-24-2001
___________

<FN1>
On June 9, 1997, these options were reissued for the same number of shares at a new exercise price of $3.0625 per share.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                             SECURITIES
                                             UNDERLYING      VALUE OF UNEXER-
                    SHARES                   UNEXERCISED      CISED IN-THE
                   ACQUIRED                   OPTIONS         MONEY OPTIONS/
                      ON                   SARs AT FY-END     SARs AT FY-END
                   EXERCISE     VALUE       EXERCISABLE/       EXERCISABLE/
    NAME           (NUMBER)    REALIZED     UNEXERCISABLE     UNEXERCISABLE
----------------   --------    --------    --------------    ---------------
Ronald S. Boreta      -0-        -0-       110,000/325,000       $0 / $0
Charles Hohl          -0-        -0-        40,000/ 20,000       $0 / $0

EMPLOYMENT AGREEMENTS

     Effective August 1, 1994, the Company entered into an employment agreement with Ronald S. Boreta, the Company's President and Chief Executive Officer, pursuant to which he receives a base salary of $100,000 per year plus annual increases as determined by the Board of Directors. His salary was increased to $120,000 for the year ended December 31, 1996. The employment agreement was scheduled to terminate on December 31, 1996, but it is automatically extended for additional one year periods unless 60 days' notice of the intention not to extend is given by either party. In addition to his base salary, Ronald S. Boreta also will receive a royalty equal to 2% of all gross revenues directly related to the All-American SportPark and Slugger Stadium concepts. However, such royalty is only payable to the extent that the Company's annual consolidated income before taxes after the payment of the royalty exceeds $1,000,000. Ronald S. Boreta also receives the use of an automobile, for which the Company pays all expenses, and full medical and dental coverage. The Company also pays all dues and expenses for membership at two local country clubs at which Ronald S. Boreta entertains business contacts for the Company. Ronald S. Boreta has agreed that for a period of three years from the termination of his employment agreement that he will not engage in a trade or business similar to that of the Company. In the event of a change of more than 25% of the beneficial ownership of the Company or its parent, the termination date is extended from December 31, 1996 to December 31, 1998, and it may be extended up to an additional five years under certain conditions.

     In June 1997, the Company's Board of Directors awarded a $100,000 bonus to Ronald S. Boreta for his extraordinary services related to the raising of capital and development of the Company's Las Vegas SportPark.

     Effective October 1, 1996, the Company entered into a one year employment agreement with Kevin B. Donovan, pursuant to which he receives a base salary of $100,000 per year. In addition to his base salary, Mr. Donovan will receive a $25,000 bonus payable two weeks prior to the opening of the All-American SportPark, and a commission of 5% of all sponsorship sales related to the All-American SportPark. Mr. Donovan also receives the use of an automobile provided by the Company and received $5,000 for moving expenses.

     Effective August 8, 1994, the Company entered into an employment agreement with Charles L. Hohl, the Company's Executive Vice President, Franchise Systems, pursuant to which he received a base salary of $100,000 per year plus annual increases as determined by the Board of Directors. This employment agreement ended on February 26, 1997, in connection with the sale of the Company's franchise business and the termination of Mr. Hohl's employment.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company do not receive any fees for Board meetings they attend but are entitled to be reimbursed for reasonable expenses incurred in attending such meetings.

STOCK OPTION PLAN

     During July 1994, the Board of Directors adopted a Stock Option Plan (the "Plan"). The Plan authorizes the issuance of options to purchase up to 300,000 shares of the Company's Common Stock.

     The Plan allows the Board to grant stock options from time to time to employees, officers, directors and consultants of the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

     Since all options granted under the Plan must have an exercise price no less than the fair market value on the date of grant, the Company will not record any expense upon the grant of options, regardless of whether or not they are incentive stock options. Generally, there will be no federal income tax consequences to the Company in connection with Incentive Stock Options granted under the Plan. With regard to options that are not Incentive Stock Options, the Company will ordinarily be entitled to deductions for income tax purposes of the amount that option holders report as ordinary income upon the exercise of such options, in the year such income is reported.

     In August 1994, the Board of Directors granted stock options to the following persons who were then Officers and Directors of the Company, to purchase shares of the Company's Common Stock at $5.00 per share. These options expire on August 8, 1999. On June 9, 1997, each of these options (except Charles Hohl's) were reissued for the same number of shares at a new exercise price of $3.0625 per share.

                      NAME                SHARES SUBJECT TO OPTION
                -----------------         ------------------------
                Vaso Boreta                      110,000
                Ronald Boreta                    110,000
                Charles Hohl                      60,000<FN1>
                Glenn Raynes                      10,000
                Robert R. Rosburg                  5,000
                William Kilmer                     5,000
                                                 -------
                    Total                        300,000
__________________

<FN1>
Mr. Hohl's options expired upon termination of his employment in February
1997.

     In April 1996, the Company's Board of Directors approved increases in the number of shares of Common Stock which may be issued under the Plan from 300,000 to 700,000, subject to approval by the Company's shareholders within one year. Also in April 1996, the Company's Board of Directors granted stock options as indicated below.

                     RELATIONSHIP             SHARES SUBJECT    EXERCISE
      NAME           TO THE COMPANY           TO OPTION         PRICE<FN3>
----------------     --------------------     --------------    ----------
Joel Rubenstein      Consultant                10,000           $5.00
Ronald S. Boreta     Officer and Director     125,000           $4.75
Ronald S. Boreta     Officer and Director     200,000<FN1>      $4.625
Kevin B. Donovan     Officer                   10,000           $4.75
John Hoover          Officer                   10,000           $4.75
Robert Finley        Employee                   1,000           $4.75
Ted Abbruzzese       Consultant                10,000           $4.75
Jeff Gordon          Consultant                10,000<FN2>      $4.75
Hal Price            Consultant                 1,000           $4.75
___________________

                               -34-

<FN1>
This option was not to vest until the Company completed a transaction with a major business or investor made it probable that the Company will be able to pursue its plan of building and operating Sportparks. This condition was met in September 1996 as a result of the investment by Three Oceans, Inc. of $5,000,000 in the Company.
<FN2>
This option is currently vested as to 5,000 shares and will vest as to an additional 2,500 on April 24, 1998 and April 24, 1999.
<FN3>
On June 9, 1997, each of these options were reissued for the same number of shares at a new exercise price of $3.0625 per share.

401(k) PLAN

     The Company's Parent maintains a 401(k) employee retirement and savings program (the "401(k) Plan") which covers the Company's employees. Under the 401(k) Plan, an employee may contribute up to 15% of his or her gross annual earnings, subject to a statutory maximum, for investment in one or more funds identified under the plan. The Company's Parent makes matching contributions equal to 25% of participants' contributions.

SUPPLEMENTAL RETIREMENT PLAN

     In November 1996, the Company and its majority shareholder established a Supplemental Retirement Plan, pursuant to which certain employees selected by the Company's Chief Executive Officer receive benefits based on the amount of compensation elected to be deferred by the employee and the amount of contributions made on behalf of the employee by the Company. Company contributions to the Supplemental Retirement Plan are immediately vested for Category I employees, and vest 20% per year of employment for Category II employees. Vested amounts under the Supplemental Retirement Plan are paid out over 5 to 20 years upon retirement, disability, death or termination of employment.

     For 1996, Ronald S. Boreta (the President of the Company) was designated as a Category I employee, and Charles Hohl (then Executive Vice President of the Company) was designated as a Category II employee. The Company made contributions to the Supplemental Retirement Plan on behalf of these persons for 1996 as follows: Ronald S. Boreta - $25,000; and Charles Hohl - $10,000.

     The Company's Board of Directors has not yet determined the amounts, if any, which will be contributed to the Supplemental Retirement Plan for 1997.

                          SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value Common Stock owned beneficially, as of August 15, 1997, by any person, who is known to the Company to be the beneficial owner of 5% or more of such Common Stock, and, in addition, by each Director of the Company, and Nominee for Director, and by all Directors, Nominees for Director and Officers of the Company as a group. Information as to beneficial owner-ship is based upon statements furnished to the Company by such persons.

                                   AMOUNT AND              PERCENT OF CLASS
  NAME AND ADDRESS               NATURE OF BENE-          BEFORE       AFTER
OF BENEFICIAL OWNER              FICIAL OWNERSHIP        OFFERING     OFFERING
-------------------              ----------------        --------     --------
Las Vegas Discount Golf &
  Tennis, Inc.<FN1>                  2,000,000           66.7%        54.8%
Suite 10
5325 S. Valley View Blvd.
Las Vegas, Nevada  89118

Vaso Boreta                            110,000<FN2>       3.5%         2.9%
Suite 10
5325 S. Valley View Blvd.
Las Vegas, Nevada  89118

Ronald S. Boreta                       435,000<FN2>      14.5%        10.6%
Suite 10
5325 S. Valley View Blvd.
Las Vegas, Nevada  89118

Robert R. Rosburg                        5,000<FN2>       0.2%         0.1%
49-425 Avenida Club La Quinta
La Quinta, California 92253

William Kilmer                           5,000<FN2>       0.2%         0.1%
1500 Sea Breeze Boulevard
Ft. Lauderdale, Florida  33316

Motoharu Iue                           750,000<FN3>      20.0%        16.7%
666 - 5th Avenue
New York, New York  10103

Three Oceans Inc.                      750,000<FN4>      20.0%        16.7%
2001 Sanyo Avenue
San Diego, California  92173

All Directors and                    1,325,000<FN5>       30.6        26.6%
Officers as a Group
(9 Persons)
___________________

<FN1>
Las Vegas Discount Golf & Tennis, Inc. is a publicly-held corporation of which Vaso Boreta is President, Chairman of the Board and a principal shareholder; Ronald S. Boreta is a Director and a principal shareholder; and Robert R. Rosburg and William Kilmer are Directors. In addition, John Boreta, a son of
                               -36-

Vaso Boreta, is a principal shareholder of Las Vegas Discount Golf & Tennis, Inc. The following sets forth the percentage ownership beneficially held by such persons in Las Vegas Discount Golf & Tennis, Inc.:

                   Vaso Boreta            49.3%
                   Ronald S. Boreta       21.8%
                   Robert Rosburg          0.1%
                   William Kilmer          0.1%
                   John Boreta            12.2%
<FN2>
Represents shares underlying currently exercisable options held by the named person. Does not include shares held by Las Vegas Discount Golf & Tennis, Inc. of which such person is an Officer, Director and/or principal shareholder.
<FN3>
Represents shares beneficially owned by Three Oceans, Inc., of which Mr. Yamagata is President. These are the same shares listed under the name Three Oceans, Inc.
<FN4>
Represents 500,000 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Stock held by Three Oceans Inc. and 250,000 shares underlying stock options held by Three Oceans, Inc. (See "CERTAIN TRANSACTIONS.")
<FN5>
Includes shares beneficially held by the five named Directors, 10,000 shares underlying stock options held by Kevin B. Donovan and 10,000 shares underlying options held by John Hoover, Executive Officers of the Company.

                            CERTAIN TRANSACTIONS

     Las Vegas Discount Golf & Tennis, Inc. ("LVDG"), a publicly-held corporation, owns 66.7% of the Company's outstanding Common Stock. Vaso Boreta, the Company's Chairman of the Board, is an Officer, Director and principal shareholder of LVDG. Ronald S. Boreta, President and a Director of the Company, is a Director and principal shareholder of LVDG. Robert S. Rosburg and William Kilmer, Directors of the Company, are also Directors of LVDG. In addition, John Boreta, the son of Vaso Boreta and the brother of Ronald S. Boreta, is a principal shareholder of LVDG.

     Until August 1, 1994, the Company and LVDG shared the expenses of jointly-used facilities and administrative and accounting personnel on a 50-50 basis under a verbal agreement. Since August 1, 1994, the Company and LVDG have allocated these costs on a pro rata basis based on which entity receives the benefit of the particular expense. With respect to the lease for the office and warehouse facilities, starting July 1, 1996 LVDG paid 33% of the monthly lease payments and the Company paid 67%.

     Effective August 1, 1994, LVDG also agreed to purchase, warehouse and make available to the Company and its franchisees certain merchandise. In exchange, the Company agreed to pay $350,000 from the proceeds of its December 1994 initial public offering to retire certain bank indebtedness described below.

     Effective August 1, 1994, LVDG granted the Company a license to use all of its trademarks, trade names and other commercial names and symbols for so long as such trademarks, tradenames and other commercial names and symbols are being used by the Company and its franchisees.

     Through February 1997, certain facilities used by the Company and LVDG were leased by the Company from Vaso Boreta, the Company's Chairman of the Board. LVDG leased approximately 15,500 square feet of warehouse space and 6,000 square feet of office space from Mr. Boreta at a base monthly rent of $13,000. The Board of Directors of the Company believes that the terms of this lease were at least as favorable as those which could have been obtained from an unaffiliated entity.

      Effective October 1, 1990, a franchise agreement with Vaso Boreta, the Company's Chairman of the Board, was mutually terminated, and a new agreement was entered into with him pursuant to which he was permitted to operate a Las Vegas Discount Golf & Tennis store in Las Vegas, Nevada, which is not a franchise store. The agreement also provided that Mr. Boreta may purchase certain merchandise for his store at the same cost as the Company, use the facilities and personnel of the Company on a limited basis, and operate a limited mail order business from his store. In exchange for these rights, Mr. Boreta paid the Company a fee of $3,000 per month. This agreement with the Company was terminated on July 31, 1994. Mr. Vaso Boreta now has a similar agreement with Las Vegas Discount Golf & Tennis, Inc. As a result of this arrangement, Mr. Vaso Boreta did not pay any royalties to the Company even though he may have received a benefit from the Company's activities including any advertising conducted by the Company.

     The Company and LVDG obtained $1,011,000 in loans from an unaffiliated bank which Vaso Boreta and his wife personally guaranteed. The loans were also collateralized by inventory and accounts receivable. This loan was completely paid off during December 1994, and approximately $350,000 of the proceeds from the Company's public offering was used to pay off the loan. The loan proceeds were originally used for the purchase of property and equipment and working capital.

     Prior to becoming the Company's Vice President of New Business Development in April 1994, Kevin B. Donovan was President and a major shareholder of Donovan Design Agency, Inc., which performed certain design services for the Company. During 1993, Donovan Design Agency billed the Company $136,000 for such services of which $59,000 had been paid as of December 31, 1993. During 1994, Donovan Design Agency billed the Company $9,300 for additional services, and the Company paid $32,000 on its account. As of December 31, 1995 and 1994, the Company owed Donovan Design Agency $54,300. During 1996, the amount due was reduced to $36,000 and this amount was paid. Kevin B. Donovan presently owns all of the outstanding stock of Donovan Design Agency, however, this receivable has been assigned to an entity with which Mr. Donovan has no affiliation.

     In September 1994, Vaso Boreta, the Company's Chairman of the Board, loaned the Company $120,000. This note was repaid in full during December 1994, and no interest was charged or paid.

     As indicated above, the Company has extensive transactions with LVDG, LVDG's other subsidiaries, and Voss Boreta's Las Vegas store. As of December 31, 1996, the Company was owed $461,500 by LVDG and its subsidiaries. This amount was completely paid off during the six months ended June 30, 1997.

     During September 1997, the Company agreed to sell its rights to the St. Andrews name to Boreta Enterprises, Ltd. for a $20,000 two-year promissory note since the Company has committed all of its efforts to the development of the All-American SportPark and no longer intends to engage in the business of selling golf equipment or apparel.

     The Company's Board of Directors believes that the terms of the above transactions were on terms no less favorable to the Company than if the transactions were with unaffiliated third parties.

                             DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company includes 10,000,000 shares of $.001 par value Common Stock. All shares have equal voting rights and, when issued, are fully paid and non-assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are, and the shares of Common Stock to be sold pursuant to this offering will be, upon issuance, fully paid and non-assessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

CLASS A WARRANTS

     The following discussion of certain terms and provisions of the Class A Warrants is qualified in its entirety by reference to the Warrant Agreement (as hereinafter defined) and also the detailed provisions of the form of Warrant attached to the Warrant Agreement between the Company and Corporate Stock Transfer, Inc. (the "Warrant Agent").

     Two Class A Warrants entitle the holder to purchase, at a price of $6.50, subject to adjustment, one share of Common Stock at any time until November 14, 1997. The Company may redeem the Class A Warrants at $.10 per Warrant upon 30 days' prior written notice in the event that the Common Stock has traded above $9.75 for 20 consecutive trading days ending not more than ten days prior to the mailing of the notice of redemption.

     For purposes of determining the daily trading price of the Company's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is on NASDAQ, then the last reported sale price of the Common Stock on such exchange or NASDAQ each day shall be used. If the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price.

     The Class A Warrants may only be redeemed if a current registration statement is in effect. Any Warrantholder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the shares of Common Stock underlying such Warrants and, after the redemption date, any outstanding Warrants will become void and be of no further force or effect. If the Company does not redeem the Class A Warrants, such Warrants will expire, become void and be of no further force or effect on conclusion of the exercise period. All of the Warrants of a Class must be redeemed if any are to be redeemed of such Class.

    The Class A Warrants have been issued pursuant to a Warrant Agreement between the Company and the Warrant Agent. The Company has authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Class A Warrants. When delivered, all shares of Common Stock issued upon exercise of the Class A Warrants will be duly and validly authorized and issued, fully paid and non-assessable, and no preemptive rights or rights of first refusal will exist with respect thereto.

     Class A Warrants may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of Corporate Stock Transfer, Inc., the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which such Warrant is being exercised.

     The exercise price of the Class A Warrants and the number of shares to be obtained upon exercise of such Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Class A Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Class A Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Class A Warrants.

TRANSFER AND WARRANT AGENT

     Corporate Stock Transfer, Inc., Denver, Colorado, serves as transfer and warrant agent for the Company's Common Stock and Class A Warrants.

REPRESENTATIVE'S CLASS A WARRANTS

     The following discussion of certain terms and provisions of the Representative's Class A Warrants is qualified in its entirety by reference to the Warrant Agreement (as hereinafter defined) and also the detailed provisions of the form of Warrant attached to the Warrant Agreement between the Company and Corporate Stock Transfer, Inc. (the "Warrant Agent").

     Two Representative's Class A Warrants entitle the holder to purchase, at a price of $7.80, subject to adjustment, one share of Common Stock at any time until November 14, 1997. The Company may redeem the Representative's Class A Warrants at $.10 per Warrant upon 30 days' prior written notice in the event that the Common Stock has traded above $9.75 for 20 consecutive trading days ending not more than ten days prior to the mailing of the notice of redemp-tion.

     For purposes of determining the daily trading price of the Company's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is on NASDAQ, then the last reported sale price of the Common Stock on such exchange or NASDAQ each day shall be used. If the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price.

     The Representative's Class A Warrants may only be redeemed if a current registration statement is in effect. Any Warrantholder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the shares of Common Stock underlying such Warrants and, after the redemption date, any outstanding Warrants will become void and be of no further force or effect. If the Company does not redeem the Representative's Class A Warrants, such Warrants will expire, become void and be of no further force or effect on conclusion of the exercise period. All of the Warrants of a Class must be redeemed if any are to be redeemed of such Class.

     The Representative's Class A Warrants have been issued pursuant to a Warrant Agreement between the Company and the Warrant Agent. The Company has authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Representative's Class A Warrants. When delivered, all shares of Common Stock issued upon exercise of the Representative's Class A Warrants will be duly and validly authorized and issued, fully paid and non-assessable, and no preemptive rights or rights of first refusal will exist with respect thereto.

     Representative's Class A Warrants may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of Corporate Stock Transfer, Inc., the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which such Warrant is being exercised.

     The exercise price of the Representative's Class A Warrants and the number of shares to be obtained upon exercise of such Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Representative's Class A Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Representative's Class A Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Representative's Class A Warrants.

     The Representative's Class A Warrants are generally non-transferable, except that they may be transferred to officers of RAF Financial Corporation and to other persons who immediately exercise such Warrants. In the event of a transfer to a person who is not an officer of RAF Financial Corporation, the Class A Warrants will expire if not exercised within three business days of transfer.

REPRESENTATIVE'S WARRANTS

     In connection with the Company's initial public offering, the Company issued to the Representative of the Underwriters, Representative's Warrants to purchase 100,000 shares of Common Stock. The Representative's Warrants are exercisable at $5.40 per share through December 12, 1999. The Representative's Warrants contain certain demand and piggyback registration rights. The demand registration rights contained in the Representative's Warrants are for a term of five years from December 13, 1994, and the piggyback registration rights contained in the Representative's Warrants are for a term of seven years after such date. The Representative's Warrants are protected against dilution only in the event the Company makes a distribution of securities to its shareholders. The Representative's Warrants may not be transferred other than by will or pursuant to the laws of descent and distribution, except that (i) the Representative's Warrants may be transferred to a partner of an underwriter participating in the Offering which is a partnership; or to a stockholder, officer, or director of an underwriter participating in the Offering which is a corporation; or to a beneficiary of a trust which is a stockholder of an underwriter participating in the Offering which is a corporation, and (ii) the Representative's Warrants may be transferred if, immediately after such transfer, such Warrants are exercised; provided, however, if such exercise does not occur immediately after such transfer then the Warrants transferred under item (ii) above shall expire.


PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of Preferred Stock, $.001 par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of the Company without any further action by shareholders.

     In July 1996, the Board of Directors designated 500,000 shares of its Preferred Stock as Series A Convertible Preferred Stock. Each share of the Series A Convertible Preferred Stock is convertible into one share of the Company's Common Stock at any time. The Series A Convertible Preferred Stock has a liquidation preference of $10 per share and the holder is entitled to receive dividends equal to any declared on the Company's Common Stock. Under certain circumstances, the Company may redeem the Series A Convertible Preferred Stock at a redemption price of $12.50 per share. Each share of Series A Convertible Preferred Stock is entitled to one vote and votes along with the holders of the Company's Common Stock. As of June 17, 1997, 500,000 shares of Series A Convertible Preferred Stock are outstanding.

OPTION HELD BY THREE OCEANS, INC.

     In July 1996, the Company issued an option to Three Oceans, Inc. in connection with its purchase of shares of the Company's Series A Convertible Preferred Stock. The option is exercisable to purchase 250,000 shares of Common Stock at an exercise price of $5.00 per share. The option will expire on July 29, 2001.

SHARES ELIGIBLE FOR FUTURE SALE

     There are presently 2,000,000 shares of Common Stock outstanding which are "restricted securities" as defined by Rule 144. In general, Rule 144 provides that a person (or persons whose shares are aggregated) who has satisfied a two-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of the Company and who has satisfied a three-year holding period.

     The Representative of the Underwriters in the Company's initial public offering obtained the agreement of Las Vegas Discount Golf & Tennis, Inc. not sell, publicly transfer or assign the 2,000,000 shares of Common Stock until December 12, 1997, without the prior written consent of the Representative.

REPORTS TO SHAREHOLDERS

     The Company intends to furnish annual reports to shareholders which will include audited financial statements reported on by its independent auditors. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate.

                           SELLING SECURITY HOLDERS

     Included in the securities being offered by this Prospectus are 100,000 Representative's Class A Warrants, 100,000 Representative's Warrants and 150,000 shares of Common Stock issuable upon the exercise of such Warrants, as shown in the following table:

                                              NUMBER OF        NUMBER OF
                     NUMBER OF SHARES         REPRESENTA-      REPRESEN-
                     OF COMMON STOCK          TIVE'S CLASS     TATIVE'S
                     BENEFICIALLY OWNED       A WARRANTS       WARRANTS
NAME OF SELLING      ------------------       BEING            BEING
SHAREHOLDER          RECORD     OTHER         OFFERED          OFFERED
---------------      ------   ---------       ------------     ---------
RAF Financial         -0-     75,000<FN1>     50,000           50,000
 Corporation

Robert L. Long        -0-     75,000<FN1>     50,000           50,000
__________________

<FN1>
Represents 25,000 shares underlying Representative's Class A Warrants and 50,000 shares underlying Representative's Warrants.

                                        NUMBER OF SHARES OF COMMON STOCK
                                           TO BE BENEFICIALLY OWNED
                     NUMBER OF           ON COMPLETION OF THE OFFERING
                     SHARES OF         ----------------------------------
NAME OF SELLING      COMMON STOCK                                PERCENT
SHAREHOLDER          OFFERED           RECORD     OTHER          OF CLASS
---------------      ------------      ------     -----          --------
RAF Financial        75,000              -0-       -0-              -0-
 Corporation

Robert L. Long       75,000              -0-       -0-              -0-
__________________

<FN1>
Represents 25,000 shares underlying Representative's Class A Warrants and 50,000 shares underlying Representative's Warrants.

                              PLAN OF DISTRIBUTION

EXERCISE OF CLASS A WARRANTS AND REPRESENTATIVE'S CLASS A WARRANTS

     The shares of the Company's Common Stock which may be purchased upon the exercise of the outstanding Class A Warrants and Representative's Class A Warrants are being offered by the Company on a "best efforts" basis. No commissions or fees will be paid to anyone for the solicitation of the exercise of such Warrants.

     Two Class A Warrants are exercisable to purchase one share of Common Stock at a price of $6.50 per share until November 14, 1997.

     Two Representative's Class A Warrants are exercisable to purchase one share of Common Stock at a price of $7.80 per share until November 14, 1997.

     Persons who wish to exercise Class A Warrants or Representative's Class
A Warrants must deliver an executed Warrant Certificate with the form of Election to Purchase duly executed, accompanied with payment in check or money order payable to Corporate Stock Transfer, Inc. (the "Warrant Agent") for the number of shares subscribed. All payments must be received by the Warrant Agent prior to the termination of the exercise period, and Warrants not exercised prior to the termination of the exercise period will expire. (See "DESCRIPTION OF SECURITIES.")

EXERCISE OF REPRESENTATIVE'S WARRANTS

     The shares of the Company's Common Stock which may be purchased upon the exercise of the outstanding Representative's Warrants are being offered by the Company on a "best efforts" basis. No commissions or fees will be paid to anyone for the solicitation of the exercise of the Representative's Warrants. Each Representative's Warrant is exercisable to purchase one share of Common Stock at a price of $5.40 per share until December 12, 1999.

     Persons who wish to exercise their Representative's Warrants must deliver an executed Warrant Certificate with the form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to Saint Andrews Golf Corporation for the number of shares subscribed to the Company. All payments must be received by the Company prior to the termination of the exercise period, and Representative's Warrants not exercised prior to the termination of the exercise period will expire. (See "DESCRIPTION OF SECURITIES.")

SELLING SECURITY HOLDERS

     Included in the securities offered by this Prospectus are 100,000 Representative's Class A Warrants, 100,000 Representative's Warrants, and 150,000 shares of Common Stock issuable upon exercise of such Warrants being offered by the holders of such securities. (See "SELLING SECURITY HOLDERS.")

     The Common Shares may be sold by the Selling Security Holders from time to time, in ordinary brokers' transaction through Nasdaq at the market price prevailing at the time of such sales, or in negotiated transactions, or a combination of such methods of sale. The commissions payable will be the regular commissions a broker receives for effecting such sales. The Common Shares may sold be offered in block trades, private transactions or otherwise. The net proceeds to the Selling Security Holders will be the proceeds received by them upon such sales, less brokerage commissions. No market presently exists for the Representative's Class A Warrants or Representative's Warrants, it is not expected that any such market will develop in the future. Sales of the Common Shares, the Representative's Class A Warrants and Representative's Warrants may be made pursuant to this Prospectus or Rule 144 under the Securities Act of 1933. The Company knows of no underwriting arrangements with respect to the Common Shares, Representative's Class A Warrants and Representative's Warrants. There can be no assurance that the Selling Security Holders will sell any or all of the securities registered hereunder.

     Investors are advised that if they purchase Representative's Class A Warrants or Representative's Warrants from the Selling Security Holders that they must immediately exercise such Warrants, or they will immediately expire. (See "DESCRIPTION OF SECURITIES.")

                                LEGAL MATTERS

     The legality of the securities of the Company offered will be passed on for the Company by Krys Boyle Freedman & Sawyer, P.C., 600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202.

                                     EXPERTS

     The consolidated financial statements of the Company as of and for the years ended December 31, 1996 and 1995 included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
Unaudited Condensed Consolidated Balance Sheets
as of June 30, 1997 and December 31, 1996 .....................   F-1

Unaudited Condensed Consolidated Statements of Income
for the six months ended June 30, 1997 and 1996 ...............   F-2

Unaudited Condensed Consolidated Statement of Cash
Flows for the six months ended June 30, 1997 and 1996 .........   F-3

Notes to Unaudited Condensed Consolidated Financial
Statements ....................................................   F-4

Report of Independent Public Accountants ......................   F-6

Consolidated Balance sheets as of December 31, 1996
and 1995 ......................................................   F-7

Consolidated Statements of Operations for the years
ended December 31, 1996 and 1995 ..............................   F-8

Statements of Shareholders' Equity for the years ended
December 31, 1996 and 1995 ....................................   F-9

Consolidated Statements of Cash Flows for the years ended
December 31, 1996 and 1995 .....................................  F-10

Notes to Financial Statements ..................................  F-12

                   SAINT ANDREWS GOLF CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                  ASSETS

                                           June 30,          December 31,
                                             1997                1996
                                          -----------        -----------
                                          (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents               $ 6,262,000        $ 5,818,000
  Other receivables                            44,000            480,000
  Prepaid expenses and other                   24,000             17,000
                                          -----------        -----------
    Total current assets                    6,330,000          6,315,000

FURNITURE, EQUIPMENT AND
  LEASEHOLD IMPROVEMENTS, NET                  94,000             84,000

PROJECT DEVELOPMENT COSTS                   7,852,000          2,103,000

NET ASSETS OF DISCONTINUED OPERATIONS               -            120,000
                                          -----------        -----------
                                          $14,276,000        $ 8,622,000

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses   $ 2,168,000        $   742,000
  Deferred income                                   -             63,000
  Other payables                              218,000                  -
  Income taxes payable                        225,000                  -
                                          -----------        -----------
    Total current liabilities               2,611,000            805,000

DEFERRED INCOME                                79,000             91,000

NOTE PAYABLE                                1,312,000                  -

MINORITY INTEREST                             750,000                  -

STOCKHOLDERS' EQUITY:
  Common stock                                  3,000              3,000
  Preferred stock                           4,740,000          4,740,000
  Options issued in connection with
    preferred stock                           260,000            260,000
  Additional paid in capital                3,333,000          3,333,000
  Common stock purchase warrants              187,000            187,000
  Retained earnings (deficit)               1,001,000           (797,000)
                                          -----------        -----------
    Total stockholders' equity              9,524,000          7,726,000
                                          -----------        -----------
                                          $14,276,000        $ 8,622,000

NOTE: The balance sheet at December 31, 1996 has been taken from the consolidated audited financial statements at that date and condensed.

The accompanying notes are an integral part of these condensed consolidated financial statements.

                      SAINT ANDREWS GOLF CORPORATION
                      UNAUDITED CONDENSED CONSOLIDATED
                         STATEMENTS OF OPERATIONS

                                               For the Six Months
                                                  Ended June 30,
                                             1997                1996
                                          -----------        -----------
                                          (Unaudited)        (Unaudited)
INCOME:
  Interest income                         $   163,000        $     5,000
  Royalties                                    12,000                  -
  Other                                         4,000                  -
                                          -----------        -----------
    Total income                              179,000              5,000

EXPENSES:
  Selling, general and administrative         350,000            203,000
  SportPark development costs                 152,000            201,000
                                          -----------        -----------
    Total expenses                            502,000            404,000
                                          -----------        -----------
LOSS BEFORE PROVISION FOR INCOME TAXES       (323,000)          (399,000)

PROVISION (BENEFIT) FOR INCOME TAXES                -                  -
                                          -----------        -----------
LOSS FROM CONTINUING OPERATIONS              (323,000)          (399,000)

DISCONTINED OPERATIONS
 Loss from operations of discontinued
  franchise operations                        (41,000)           (20,000)
 Gain on disposal of franchise opera-
  tions (less applicable income taxes
  of $450,000)                              2,162,000                  -
                                          -----------        -----------
NET INCOME (LOSS)                         $ 1,798,000        $  (419,000)

INCOME (LOSS) FROM OPERATIONS:
  Income (loss) from
     continuing operations                $      (.11)       $      (.13)
  Income (loss) from
     discontinued operations                      .70               (.01)
                                          -----------        -----------
NET INCOME (LOSS) PER SHARE               $       .59        $      (.14)

The accompanying notes are an integral part of these condensed consolidated financial statements.

                       SAINT ANDREWS GOLF CORPORATION
                      UNAUDITED CONDENSED CONSOLIDATED
                            STATEMENTS OF CASH FLOWS

                                                For the Six Months
                                                  Ended June 30,
                                              1997               1996
                                          -----------        -----------
                                          (Unaudited)        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                       $ 1,798,000        $  (419,000)

  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
     Depreciation and amortization              4,000             10,000
     Gain on sale of franchise
      operations                           (2,612,000)                 -
  Changes in assets and liabilities:
    Decrease in other receivables             436,000              6,000
    Increase in inventory                           -             (5,000)
    (Increase) decrease in prepaid
     expenses and other                        (7,000)           410,000
    Increase(decrease) in accounts payable  1,252,000            (59,000)
    Increase (decrease) in deferred income    (75,000)            23,000
    Increase in other payables                321,000            274,000
    Increase in income tax payable            225,000                  -
                                          -----------        -----------
Net cash provided by operating
  activities                                1,342,000            240,000
                                          -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Project development costs                (5,747,000)          (324,000)
  Development cost refund                           -             85,000
  Purchase of equipment                       (14,000)                 -
  Proceeds from sale of franchise
   operations                               2,801,000                  -
                                          -----------        -----------
Net cash provided (used) by investing
  activities                               (2,960,000)          (239,000)
                                          -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable                1,312,000                  -
  Proceeds from minority interest in
   Callaway Golf Center                       750,000                  -
                                          -----------        -----------
Net cash provided by financing activities   2,062,000                  -
                                          -----------        -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS     444,000              1,000

CASH AND CASH EQUIVALENTS-
  Beginning of period                       5,818,000            125,000
                                          -----------        -----------
CASH AND CASH EQUIVALENTS - End of period $ 6,262,000        $   126,000
                                          -----------        -----------

The accompanying notes are an integral part of these condensed consolidated financial statements.

                      SAINT ANDREWS GOLF CORPORATION
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                            FINANCIAL STATEMENTS

NOTE 1.  CONDENSED FINANCIAL STATEMENTS

The accompanying condensed consolidated financial statements include the accounts of Saint Andrews Golf Corporation and its wholly-owned subsidiary All-American SportPark, Inc. (collective, the "Company"). All significant intercompany transactions have been eliminated.

The accompanying financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 1997 and for all periods presented have been made.

On February 26, 1997, Las Vegas Discount Golf & Tennis, Inc. and the Company completed the sale of certain of their assets and transferred certain liabilities to an unrelated buyer who has incorporated under the name Las Vegas Golf & Tennis, Inc. The total purchase consideration received was $5.3 million of which $4.6 million was paid in cash, $264,000 was received in the form of a short-term unsecured receivable, $200,000 was placed in escrow pending the accounting for inventory and trade payables, and $200,000 was placed in escrow for two years to cover potential indemnification obligations. Of the total consideration received, approximately $2,801,000 was allocated to the Company.

The Company's operations, subsequent to the sale, consist solely of the SportPark facility which is currently under development on the Las Vegas strip in Las Vegas, Nevada. The assets, liabilities and operations related to the franchise business have been presented as "Net Assets of Discontinued Operations" and "Discontinued Operations," respectively, in the accompanying balance sheet at December 31, 1996 and statement of operations as of and for the three and six months ended June 30, 1997 and 1996.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1996 audited financial statements. The results of operations for the periods ended June 30, 1997 and 1996 are not necessarily indicative of the operating results for the full year.

NOTE 2.  EARNINGS PER SHARE

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," effective for fiscal years ending after December 15, 1997. The Company will adopt SFAS 128 for the year ending December 31, 1997. SFAS 128 requires the computation and presentation of basic and diluted earnings per share for all periods an income statement is presented. For the six months ended June 30, 1997 and 1996 the proforma calculations were as follows:

                                       June 30, 1997       June 30, 1996
Six Months                            Basic   Diluted     Basic   Diluted
                                      -----   -------     -----   -------
Income (loss) from operations         $(.11)   $(.11)     $(.13)   $(.13)
Loss from discontinued operations       .70      .70       (.01)    (.01)
                                      -----    -----      -----    -----
Net income (loss) per share           $ .59    $ .59      $(.14)   $(.14)

Options to purchase 657,000 and 677,000 shares of common stock were outstanding at June 30, 1997 and 1996, respectively. On June 7, 1997 the Board of Directors approved the repricing of 617,000 stock options granted under the 1996 Plan at an exercise price of $3.06 per share, which was the average price on that day. The remaining 40,000 options retained their original exercise price of $5.00. These options had exercise prices of $4.625 to $5.40 at June 30, 1997 and of $5.00 to $5.40 at June 30, 1996,
respectively, prior to the repricing.

NOTE 3.  NOTE PAYABLE AND AGREEMENT WITH CALLAWAY GOLF

On June 13, 1997 the Company and Callaway Golf Company ("Callaway Golf") announced the formation of the All American Golf, LLC, a limited liability California corporation, to construct, manage and operate "Callaway Golf Center", a premier golf facility at the site of the All-American Sportpark. The total budgeted costs for the Callaway Golf Center are approximately $9.0 million.

Callaway Golf will provide $5,250,000 in debt financing which bears interest at 10 percent with interest only payments commencing 60 days after the opening of the golf center through a date ten years after the opening at which point the remaining accrued interest and principal will be due in full. As of June 30, 1997, $1,312,000 had been drawn under this agreement. The Company will own 80 percent of the members' units of the LLC. The Company will manage the driving range, golf course and tenant facilities in the clubhouse.

NOTE 4.  STATEMENT OF CASH FLOWS

For purposes of the statements of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Cash paid during the six months ended on:             June 30,
                                                  1997        1996
                                               --------    --------
                   Interest                           -    $ 31,000
                   Income taxes                $225,000           -

NOTE 5.  COMMITMENTS AND CONTINGENCIES

In December 1994, the Company entered into an agreement with Major League Baseball ("MLB") concerning a license for the use of MLB logos, trade marks and mascots in the decor, advertising and promotions of the Company's Slugger Stadium concept. The Company obtained an exclusive license for indoor and outdoor baseball batting stadiums in the United States through November 30, 2000, and in return the Company will pay a royalty of the gross revenues from the batting cages with a minimum annual royalty for each stadium. The Company's right to exclusively use MLB logos and other trade marks at its baseball batting stadiums is dependent upon certain conditions set forth in the agreement. The Company and MLB are currently in negotiations to extend this agreement.

In May 1996, Saint Andrews entered into an agreement with Jeff Gordon, the 1995 NASCAR Winston Cup Champion and the 1997 Daytona 500 Champion, to serve as spokesperson of the NASCAR SpeedPark through April 30, 2000. Mr. Gordon will be paid $25,000 for his services during 1996, $25,000 per SpeedPark per year thereafter ($325,000 guaranteed over the life of the agreement).

The Company has an exclusive license agreement with The National Association of Stock Car Auto Racing, Inc. ("NASCAR") for the operations of SpeedParks as a part of the All-American SportPark or as a stand-alone NASCAR SpeedPark in Las Vegas, Nevada and Southern California through December 31, 2003 provided certain conditions are satisfied.
                               F-5

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Saint Andrews Golf Corporation:

We have audited the accompanying consolidated balance sheets of SAINT ANDREWS GOLF CORPORATION (a Nevada Corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saint Andrews Golf Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                    /s/ Arthur Andersen LLP
                                    ARTHUR ANDERSEN LLP
Las Vegas, Nevada
January 17, 1997 (except with respect
to the matter discussed in Note 13,
as to which the date is February 26,
1997)

                SAINT ANDREWS GOLF CORPORATION AND SUBSIDIARY
            CONSOLIDATED BALANCE SHEETS-DECEMBER 31, 1996 AND 1995

                                 ASSETS
                                                  1996          1995
                                               ----------    ----------
CURRENT ASSETS:
  Cash and cash equivalents                    $5,818,100    $  125,100
  Lease termination receivable                       -        3,000,000
  Due from Affiliate Store                          5,400          -
  Due from officer                                 13,000          -
  Receivable from related entities                461,500        60,500
  Prepaid expenses and other                       17,000         7,400
  Other receivables                                  -          365,000

     Total current assets                       6,315,000     3,558,000

LEASEHOLD IMPROVEMENTS, net of accumulated
  depreciation of $29,800 and $26,200,
  respectively                                     83,800        87,400

DEPOSIT FOR LAND LEASE                            500,000          -

PROJECT DEVELOPMENT COSTS                       1,603,400     1,047,000

OTHER ASSETS                                         -            1,000

NET ASSETS OF DISCONTINUED OPERATIONS             119,500       209,900

                                               $8,621,700    $4,903,300
                           (Continued)

                SAINT ANDREWS GOLF CORPORATION AND SUBSIDIARY

            CONSOLIDATED BALANCE SHEETS-DECEMBER 31, 1996 AND 1995
                           (Continued)

                     LIABILITIES AND SHAREHOLDERS EQUITY

                                                  1996          1995
                                               ----------    ----------
CURRENT LIABILITIES:
  Accounts payable                             $  661,700    $1,031,900
  Accrued expenses                                 79,900        53,300
  Payable to related entities                        -            2,600
  Deferred franchise fees                          62,500        60,000

     Total current liabilities                    804,100     1,147,800

DEFERRED INCOME                                    91,000       116,700

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER' EQUITY:
  Preferred stock, $.01 par value, 5,000,000
   shares authorized, no shares issued and
   outstanding                                       -             -
  Series A Convertible Preferred stock, $1
   par value, 500,000 shares authorized and
   outstanding                                  4,740,000          -
  Options issued in connection with Series A
   Convertible Preferred Stock to purchase
   250,000 shares of Common stock                 260,000          -
  Common stock, $.001 par value, 10,000,000
   shares authorized, 3,000,000 shares
   issued and outstanding at December 31,
   1996 and 1995                                    3,000         3,000
  Additional paid-in-capital                    3,333,300     3,495,300
  Common stock purchase warrants, class A,
   authorized and outstanding-1,000,000
   warrants                                       187,500       187,500
  Accumulated deficit                            (797,200)      (47,000)

     Total shareholders' equity                 7,726,600     3,638,800

                                               $8,621,700    $4,903,300

The accompanying notes are an integral part of these financial statements.

                   SAINT ANDREWS GOLF CORPORATION

                 CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                  1996         1995
                                               ----------    ----------
INCOME:
  Interest                                     $   69,800    $   86,200
  Other                                            25,700         8,300

                                                   95,500        94,500
EXPENSES:
  Selling, general and administrative             305,600       279,100
  Sportpark development costs                     207,000       108,000
  Interest                                          4,000          -

  Total expenses                                  516,600       387,100

LOSS BEFORE INCOME TAX PROVISION                 (421,100)     (292,600)

  Income tax provision                               -             -

LOSS FROM CONTINUING OPERATIONS                  (421,100)     (292,600)

DISCONTINUED OPERATIONS:
  Loss from operations of franchise business
  to be disposed of (no income taxes were
  recorded in 1996 or 1995)                      (329,100)      (24,400)

NET LOSS                                       $ (750,200)   $ (317,000)

LOSS PER SHARE:
  Loss from continuing operations              $     (.14)   $     (.10)
  Loss from discontinued operations                  (.11)         (.01)

NET LOSS PER SHARE                             $     (.25)   $     (.11)

The accompanying notes are an integral part of these financial statements.

                      SAINT ANDREWS GOLF CORPORATION

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS  EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                               RETAINED
                        COMMON                       COMMON    EARNINGS
                         STOCK            ADDITIONAL  STOCK    (ACCUMU-
              PREFERRED PURCHASE  COMMON   PAID IN   PURHASE    LATED)
TOTAL
                STOCK   OPTIONS   STOCK    CAPITAL   WARRANTS  DEFICIT
EQUITY
------------  --------- --------  ------- ---------- -------- ---------
----------
December 31,
1994          $     -        -    $3,000  $3,495,300 $187,500 $ 270,000
$3,955,800

Net loss            -        -      -           -        -     (317,000)
(317,000)

Balance,
December 31,
1995                -        -     3,000   3,495,300  187,500   (47,000)
3,638,800

Issuance of
Series A
Convertible
Preferred
Stock          4,740,000     -      -       (162,000)    -         -
4,578,000

Issuance of
Common Stock
Purchase Op-
tions in Con-
nection with
Series A Con-
vertible Pre-
ferred Stock              260,000   -           -        -         -
260,000

Net loss            -        -      -           -        -     (750,200)
(750,200)

Balance,
December 31,
1996          $4,740,000 $260,000 $3,000  $3,333,300 $187,500 $(797,200)
$7,726,600

The accompanying notes are an integral part of these financial statements.

                    SAINT ANDREWS GOLF CORPORATION

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                   1996          1995
                                               ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                     $ (750,200)   $ (317,000)
  Adjustment to reconcile net loss to
    net cash provided by (used in)
    operating activities:
    Depreciation and amortization                  10,800        22,000
  Changes in assets and liabilities:
    Decrease in accounts and notes receivable      35,500        48,900
    Decrease in inventories                        56,900        16,700
    (Increase) decrease in due from officer       (13,000)       15,400
    (Increase) decrease in prepaid expenses
      and other                                   (12,700)       18,800
    Decrease (increase) in other receivables      365,100      (143,600)
    Increase (decrease) in accounts payable
      and accrued expenses                       (349,800)      883,300
    Increase in deferred franchise fees             2,500          -
    (Decrease) increase in deferred revenues      (25,700)      116,700

      Net cash provided by (used in) operating
       activities                                (680,600)      661,200

CASH FLOWS FROM INVESTING ACTIVITIES:
  Lease termination receivable                  3,000,000    (3,000,000)
  Decrease in other assets                          1,000          -
  Land lease deposit                             (500,000)         -
  Project development costs                      (556,400)     (493,300)

      Net cash provided by (used in)
       investing activities                     1,944,600    (3,493,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase to Affiliate Store and related
   entities                                      (409,000)     (284,800)
  Net proceeds from issuance of preferred
   stock and options to purchase Common Stock   4,838,000          -

      Net cash provided by (used in)
       financing activities:                    4,429,000      (284,800)

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                          5,693,000    (3,116,900)

CASH AND CASH EQUIVALENTS,
  Beginning of year                               125,100     3,242,000

CASH AND CASH EQUIVALENTS,
  End of year                                  $5,818,100   $   125,100

The accompanying notes are an integral part of these financial statements.

                       SAINT ANDREWS GOLF CORPORATION

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                               (continued)

SUPPLEMENTAL CASH FLOW INFORMATION:

                                                  1996         1995
                                               ----------    --------
     Cash paid for:
        Interest                               $    4,000    $     -

NON-CASH DISCLOSURES:

During 1995, the Company reclassified deposits totaling $221,500 from other long-term assets to current assets - other receivables. The Company subsequently collected the deposit in 1996.

The accompanying notes are an integral part of these financial statements.

                  SAINT ANDREWS GOLF CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATIONAL STRUCTURE AND BASIS OF PRESENTATION

     a.  PRINCIPALS OF CONSOLIDATION

The consolidated financial statements of Saint Andrews Golf Corporation ("SAGC"), a Nevada corporation, include the accounts of SAGC and its subsidiary, All-American Sportpark Inc., a Nevada corporation (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated.

     b.  COMPANY BACKGROUND

In March 1984, the chairman and principal shareholder of LVDGT formed a corporation named Sporting Life, Inc. (SLI). On December 27, 1988, the name SLI was changed to St. Andrews Golf Corporation, and on August 12, 1994, the name was further changed to SAGC. LVDGT acquired SAGC in February 1988.

Until December 13, 1994, Saint Andrews Golf Corporation was a wholly-owned subsidiary of Las Vegas Discount Golf & Tennis, Inc. ("LVDGT"). On December 13, 1994, the Company completed an initial public offering of 1,000,000 Units (representing one-third of the post offering shares outstanding) at a price of $4.50 per Unit, each Unit consisting of one share of common stock and one Class A Warrant. The net proceeds of this offering were $3,683,800. Two Class A Common Stock Purchase Warrants entitle the holders to purchase one share of the Company's common stock for $6.50 per share. The warrants expired on December 13, 1996. The Company is extending the expiration date of the warrants until written communication is sent to warrant holders that fully describe the impact of the sale of the franchise business of the Company as described in Note 1(d). LVDGT currently owns 66-2/3% of the Company's outstanding common stock.

During July 1994, the Company established a wholly-owned subsidiary, All-American Sportpark, Inc. which will operate the Company's All-American Sportparks (see Note 5). As of December 31, 1996, All-American Sportpark, Inc. had not yet conducted any business.

The Company's Chairman owns 100 percent of the original Las Vegas Discount Golf & Tennis location opened in Las Vegas, Nevada in 1974. This store, which is not a franchise store, is referred to herein as the "Affiliated Store" and operates under an agreement with LVDGT (see Note 3).

     c.  PRIMARY BUSINESS ACTIVITIES

The primary business activity of the Company has historically been the sale of franchises and the after-sale servicing of franchise retail sporting goods stores specializing in golf and tennis merchandise and apparel. The franchise stores operate under the name "Las Vegas Discount Golf & Tennis."

The Company is also engaged in developing a concept for sports-oriented theme parks. The theme parks will use the name All-American Sportpark ("Sportpark") and are planned to include a golf driving range and training center, a baseball batting stadium, a golf pro shop, car racing tracks, a sports festival, a video arcade, shops and restaurant facilities.

     d.  DISCONTINUED OPERATIONS

On December 16, 1996, the Company jointly entered into negotiations pursuant to an "Agreement for the Purchase and Sale of Assets" (the "Agreement") along with Las Vegas Discount Golf & Tennis, Inc. which will result in the disposal of the Company's franchise business. The agreement also provides for the assignment of all franchisor rights under existing franchise agreements. Furthermore, the Company assigns all trade names and trade marks associated with the business. The agreement also includes a covenant not to compete which prohibits the Company, and its officers and directors from engaging in the ownership or operation of franchised retail golf equipment outlets within the continental United States. Certain exemptions have been granted by the purchaser to Boreta Enterprises, Ltd., a related entity owned by the President of the Company and the President of Las Vegas Discount Golf & Tennis, Inc. with respect to the Company's right to own or operate retail golf equipment outlets in connection with Saint Andrews Golf Corporation's Sportparks or driving ranges.

The base purchase price to be paid by the buyer to the Company and Las Vegas Discount Golf & Tennis, Inc. for all of the assets, subject to certain adjustments for trade payables and inventory related to Las Vegas Discount Golf & Tennis, Inc. is $5,000,000. To the extent that inventory exceeds trade payables by $800,000 the base purchase price shall be increased by the excess. Conversely, to the extent that inventory does not exceed trade payables by $800,000 the base purchase price shall be reduced by such amount.

The Company's operations after the sale has been consummated will consist solely of the Sportpark operations currently under development. The sale of all assets, liabilities and rights related to the franchise business have been presented as "Discontinued Operations" in the accompanying balance sheets and statements of operations as of and for the years ended December 31, 1996 and 1995.

Assets and liabilities of the Company's franchise business to be disposed of consisted of the following at December 31:
                                                 1996         1995
                                               --------     --------
     Accounts receivable, net of allowance
      of $111,400 and $72,400, respectively    $270,600     $306,100
     Inventory                                     -          57,000
     Prepaid and other assets                    10,500        7,400
     Property, plant and equipment, net           6,000       13,200

          Total assets                          287,100      383,700

     Accounts payable                            75,600       82,300
     Accrued liabilities                         32,000       31,500
     Deferred franchise fees                     60,000       60,000

          Net assets to be disposed of         $119,500     $209,900

Revenues related to discontinued operations totaled $1,424,000 and $1,456,000 for the years ended December 31, 1996 and 1995, respectively. The Company and Las Vegas Discount Golf & Tennis, Inc. anticipate that a gain will be recognized on the sale of the franchise segment and, accordingly, has deferred such gain until it is realized.

     e.  ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.  CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt investments with an original maturity of three months or less to be cash equivalents.

     b.  ACCOUNTS RECEIVABLE AND DEFERRED INCOME

Accounts receivable consists of amounts due from franchisees for royalties, and the sale of merchandise, computer equipment and supplies. Additionally, during 1995, the Company entered into an agreement with MBNA America Bank, N.A. (MBNA) which allows MBNA to use the Company's trademark on its credit cards. The agreement provides for a $125,000 Advance Royalty payment which was deferred and is being amortized into income over the 5 year period of the agreement. LVDGT will receive royalties for the generation of credit card accounts.

     c.  SPORTPARK DEVELOPMENT COSTS

The Company has applied an accounting policy regarding capitalization of project development costs related to the All-American Sportpark concept which excludes internal overhead costs and includes direct, incremental third party expenditures including architectural and design costs and licensing agreements. In July, 1996, SAGC entered into a land lease for the site of its first All-American Sportpark in Las Vegas, Nevada. Since that time SAGC has capitalized direct incremental payroll associated with such development.

During the years ended 1996 and 1995, the Company incurred and expensed $207,000 and $108,000, respectively, in costs for the development of the Sportpark concept. These costs included certain direct and indirect costs including salaries and other administrative expenses.

     d.  PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization is provided for on a straight-line basis over the lesser of the lease term or estimated useful lives of the assets. Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of assets are capitalized.

     e.  INCOME TAXES

In May 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS No. 109"), "Accounting for Income Taxes". The Company adopted SFAS No. 109 during the year ended December 31, 1993. Previously, the Company accounted for income taxes under Opinion No. 11 of the Accounting Principles Board. Adoption of the new standard did not have a significant effect on the Company's financial position or results of operations.

     f.  LOSS PER COMMON SHARE

Loss per common share is computed using the weighted average number of common shares outstanding. Weighted average shares outstanding at December 31, 1996 and 1995 were 3,000,000 shares.

     g.  CONCENTRATION OF SERVICES

Subsequent to the completion of the sale of the franchise business, the Company's activities will consist solely of the development of the Sportpark in Las Vegas, Nevada. There can be no assurance that the Company will be able to operate the Sportpark on a profitable basis. Further, to expand beyond the Las Vegas Sportpark will require considerably more financial and management resources than presently exist at the Company.

     h.  RECLASSIFICATIONS

Certain reclassifications, which had no impact on the Company's results of operations, have been made in prior year amounts to conform them to the current year presentation.

3.     RELATED PARTY TRANSACTIONS

The Company has extensive transactions and relationships with LVDGT and subsidiaries ("the related entities"), the chairman and principal shareholder of LVDGT, and the retail store owned by the Chairman of LVDGT (the "Affiliated Store"). The Affiliated Store operates in Las Vegas, Nevada and is not a franchise of the Company. As a result, this store pays no royalties to the Company but purchases merchandise for the Affiliated Store at the same cost as the Company. The Affiliated Store also may benefit from the Company's activities, including any local and national advertising conducted by the Company. As of December 31, 1996 and 1995, the Company had $461,500 and $60,500 in receivables from related entities, respectively, and a $5,400 receivables due from the Affiliated Store as of December 31, 1996. As of December 31, 1995 the Company also had a $2,600 payable to related entities.

The Company and LVDGT share office and warehouse facilities and LVDGT provides certain administrative personnel in accounting, purchasing and warehousing. These occupancy and administrative expenses are allocated proportionately between the Company and LVDGT in ratios management believes are reasonable. The monthly payments are subject to adjustment in the event LVDGT enters into new office lease arrangements or if any salary increases or decreases are effected by LVDGT with respect to the administrative or accounting personnel that provide services to the Company.

On August 1, 1994, the Company and LVDGT entered into a written agreement pursuant to which LVDGT agreed to grant the Company a license to use all of its trademarks, trade names and other commercial names and symbols. LVDGT also agreed to purchase, warehouse and make available to the Company and its franchisees certain merchandise. In exchange, the Company subsequently repaid with proceeds from its initial public offering loans previously obtained by the Company and LVDGT from an unaffiliated bank in the amount of $350,000. This agreement will expire on July 31, 1997.

The Company had outstanding non-interest bearing advances to the President of the Company of $13,000 as of December 31, 1996.

4.  LEASE TERMINATION RECEIVABLE

In May of 1994, the Company entered into a Ground Lease for approximately 33 acres of land on Las Vegas Boulevard which it intended to use for the development of an All-American Sportpark. The Ground Lease contained provisions which allowed the lessor to terminate the lease within the first 6 years of the 15 year lease term in the event that the lessor entered into a sale of the property as long as the intended use of the property after the sale was not a golf/sports park as contemplated by the Company.

In June 1995, the lessor notified the Company that it had entered into a sale agreement for the parcel and that it was exercising its right of termination. Pursuant to cancellation provisions contained within the Ground Lease the Company was entitled to reimbursement of unamortized construction costs which it incurred, based upon criteria contained within the Lease, up to an aggregate amount of $3.5 million. The purchaser of the parcel assumed the obligations relating to the termination of the lease.

Upon notification of the Ground Lease termination, the Company ceased construction activities and submitted substantiation for construction costs totaling approximately $3.9 million. Utilizing applicable formulas derived from the Ground Lease the Company believed that $3,279,465 in costs were reimbursable by the purchaser who assumed the original lessor's obligations relating to the lease termination. Based upon all of the information available as of December 31, 1995 the Company believed that the amount would be collected in 1996 in the amount of $3,000,000 with regards to this litigation and, accordingly, recorded the lease termination receivable as a current asset.

In October, 1996 this matter was settled for $3,217,000 of which $3,000,000 was applied to the lease termination receivable balance while the remaining $217,000 in proceeds was applied against legal fees incurred with respect to the matter in the current year.

5.  PROJECT DEVELOPMENT COSTS

The Company has a capitalized balance of costs incurred related to the Sportpark of $1,603,000 and $1,047,000 as of December 31, 1996 and 1995,
respectively. These costs consist primarily of concept development and design, exclusive long-term licensing fees, consulting fees, training and procedures manuals for Sportpark operations and computer software. All of the costs related to the balance as December 31, 1995 were to unrelated third-parties vendors while the balance as of December 31, 1996 includes $116,700 in capitalized payroll for those direct, incremental employees working exclusively on the Las Vegas Sportpark.

SAGC is currently engaged in the planning and design of All-American Sportparks. The first phase of the All-American Sportpark planned for Las Vegas, Nevada will consist of an executive golf course and other related amenities and is scheduled for completion by November 1997. The remaining components of the project are expected to be completed by year-end 1997.

The Company currently has not secured financing for the construction of the first SportPark. The Company has been holding discussions with a number of potential corporate sponsors who have expressed an interest in participating in the SportPark, and management expects that corporate sponsors will contribute a portion of the financing needed. The Company expects to receive the balance of the financing from a combination of sources including outside equity and/or debt investors, bank financing and the Company's own cash. There is no assurance that financing will be obtained from any of these sources.

6.  LEASES

The Company and LVDGT share office and warehouse facilities leased from the Chairman of the Board under a non-cancelable operating lease agreement which expires on January 31, 2005. The lease provides for initial monthly lease payments which may be increased based on increases in the consumer price index. Beginning August 1, 1994, the Company was allocated 33 percent of the rent with the remaining 67 percent being allocated to LVDGT. Beginning on July 1, 1996, the Company was allocated 67 percent and LVDGT was allocated 33 percent. Rent expenses for the Company's allocated share of this lease totaled $76,800 and $51,800 for 1996 and 1995, respectively.

At December 31, 1996, minimum future rental commitments under all of the Company's non-cancelable operating leases, including the Company's share of the office and warehouse lease with the Chairman of the Board are as follows:

               Year ending
               1997            $  136,700
               1998               129,800
               1999               128,600
               2000               116,700
               2001               115,600
               Thereafter         577,900

                               $1,205,300

In July 1996, SAGC entered into a lease for 65 acres of undeveloped land in Las Vegas, Nevada for the development of its first Las Vegas "All-American Sportpark". The lease term is for a period of fifteen years with two consecutive five year renewal periods and commences upon the satisfaction of certain conditions. These conditions include a determination of economic feasibility, secured estimates of reasonable infrastructure costs, Federal Aviation Administration approvals (as the site is located near McCarran International Airport), and the receipt of all necessary zoning approvals from other governmental entities.

Beginning the earlier of twelve months after the lease commences, or after SAGC opens substantially all of the facilities, SAGC will pay the lessor an annual base amount of $625,000 due in monthly installments of $52,083. Additionally, the Lease contains contingent rent based upon gross sales at the park ranging from three to ten percent of the different sources of gross
revenues if such percentage revenues exceed $625,000 annually.   If SAGC opens
a portion of the facility prior to the completion of the entire facility, the fixed monthly rent will be $30,000 per month until the remainder of the facility is opened. The minimum rent shall be increased at the end of the fifth year of the term and every five years thereafter by an amount equal to ten percent of the minimum monthly installment immediately preceding the adjustment date.

As a condition to the lease, SAGC also entered into a Deposit Agreement which required SAGC to post a refundable deposit to the lessor of $500,000. The $500,000 deposit is secured by promissory notes which in turn are collateralized by a first trust deed in certain unrelated parcels of real estate owned by the lessor. The deposit will be returned to SAGC if the conditions previously described are not met.

If SAGC satisfactorily resolves the conditions noted above the $500,000 deposit will be applied as follows: $104,166 as security deposit and the remainder as prepaid rent to be amortized until exhausted. Future minimum rental commitments under this lease, assuming the contingencies noted above are resolved, would be as follows:

               Year ending
               1997           $    60,000
               1998               625,000
               1999               625,000
               2000               625,000
               2001               625,000
               Thereafter       7,783,750

                              $10,343,750
7.  INCOME TAXES

The federal income tax provision (benefit) consists of the following at December 31, 1996 and 1995:

                                                 1996         1995

     Deferred benefit                          $(262,600)   $(104,700)
     Change in deferred tax asset
      valuation allowance                        262,600      104,700

                                               $    -       $     -

Deferred tax assets (liabilities) are related to the following at December 31, 1996 and 1995:

                                                 1996         1995

     Provision for bad debt                   $  39,000    $  25,000
     Deferred franchise fees                     43,000       41,000
     Vacation accrual                            11,000       11,000
     Commissions                                 (7,000)      (5,000)
     Depreciation                                (2,000)      (2,000)
     Net operating loss carryforward            373,300      124,700
     Other, net                                   1,000        1,000

                                                458,300      195,700

     Valuation allowance                       (458,300)    (195,700)

     Net deferred tax asset                   $    -       $    -

A reconciliation of income tax expense computed by applying the federal statutory income tax rate to the Company's income from continuing operations before provision (benefit) for income taxes is as follows:

                                     1996                 1995
                               -----------------    -----------------
                                 Amount       %       Amount       %

Federal income tax
 provision (benefit)
 at statutory rate             $(262,600)    (35)   $(107,800)    (34)
Change in deferred tax
 asset valuation allowance       262,600      35      104,700      33
Other                               -         -         3,100       1

                               $    -         -     $    -          -

As of December 31, 1996, the Company has net operating loss carryforwards of $875,000 which are available through 2010.

8.  CAPITAL STOCK, STOCK OPTIONS, AND INCENTIVES

     a.  STOCK OPTION PLANS

The Company's Board of Directors adopted a stock option plan (the "1994 Plan") on August 8, 1994 authorizing the issuance of up to 300,000 shares of the Company's common stock. On April 16, 1996, the Board of Directors voted to increase the number of authorized shares by 500,000 and on April 24, 1996 voted to increase total shares eligible for grant to 700,000. Three hundred thousand options to purchase shares of common stock of Saint Andrew Golf Corporation at an exercise price of $5.00 per share were granted in 1994. Two hundred and forty thousand of these options are exercisable anytime on or before August 8, 1999 while the remaining 60,000 options vest in increments of 20,000 annually commencing on August 8, 1995.

In April 1996, a total of 377,000 options were granted in connection with the increase in shares available. These grants increased the total shares issued under the plan to 677,000. All of the shares issued in April 1996 are exercisable at an exercise price ranging between $4.625 and $4.75 through April 2001. Three hundred and sixty-seven thousand of the shares are exercisable anytime while 10,000 shares vest ratably over a four year period. All shares issued by the Board of Directors in 1996 are subject to shareholder approval which is anticipated to occur on April 16, 1997. The exercise price was equal to or exceeded the fair market value of the common stock at the date of grant. At December 31, 1996, 23,000 additional shares are reserved for future options.

     b. PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of preferred stock. As of December 31, 1996, there were no preferred shares issued or outstanding.

     c.  SERIES A CONVERTIBLE PREFERRED STOCK

On July 11, 1996 the SAGC Board of Directors authorized the creation of 500,000 shares of Series A Convertible Preferred Stock with a $.001 par value. On July 29, 1996, SAGC entered into an agreement which resulted in the sale, on an installment basis, of the 500,000 shares of the Series A Convertible Preferred Stock to Three Oceans Inc. ("TOI"), an affiliate of Sanyo North America Corporation, at $10.00 per share for a total of $5,000,000. The agreement also resulted in the assignment of certain rights to TOI. All proceeds related to the agreement were received in accordance with the stated terms to this agreement on October 7, 1996. Issuance costs totaling $162,000 were incurred related to the preferred stock and have been netted against retained earnings.

Each share of the Series A Convertible Preferred Stock issued to TOI is convertible at the option of TOI into one share of SAGC's common stock. In the event of liquidation or dissolution of the Company, each share of Series A Convertible Preferred Stock will have a $10.00 liquidation preference over all other shareholders. In addition, holders of the Series A Convertible Preferred Stock shall be entitled to receive dividends at a rate equal to the rate per share payable to common stock holders, assuming conversion of the Preferred shares. The Preferred shares can be redeemed by the Company upon a registration statement being declared effective by the Securities and Exchange Commission covering the issuance of the common stock upon conversion of the Preferred Stock and the following two conditions being satisfied: (1) SAGC earns $1,000,000 of pre-tax income for a fiscal year according to the year-end audited financial statements; and (2) the closing bid price for the Company s common stock is at least $15.00 for 20 consecutive trading days. If SAGC notifies TOI of its intent to redeem the Preferred Stock, TOI will have at least 30 days to elect to convert its Preferred Stock or accept the redemption price of $12.50. Each share of Series A Convertible Preferred Stock is entitled to vote along with the holders of SAGC's common stock.

The rights granted to TOI in accordance with the agreement include the following: (1) rights of first refusal with respect to debt and or equity financing arrangements for Sportparks developed by SAGC's subsidiary All-American Sportpark, Inc. for a period of 5 years commencing July 29, 1996 and for a period of 3 years for Anaheim, California and Las Vegas, Nevada, (2) an obligation to obtain electrical and electronic equipment for such Sportparks for a period of 5 years, (3) certain signage rights for TOI or its designees at the first two Sportparks and (4) other miscellaneous rights as defined. Pursuant to the agreement, SAGC also granted TOI an option to purchase up to 250,000 shares of SAGC's common stock at $5.00 per share for a period of 5 years from the date of the agreement.

The agreement also provides for certain demand and piggyback registration rights with respect to the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the option. Pursuant to the agreement, SAGC expanded the number of Directors of SAGC from four to five, and elected Hideki Yamagata as a Director of SAGC. Mr. Yamagata is president of Three Oceans Inc.

     d.  COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS

On December 13, 1994, the Company completed a public offering of 1,000,000 Units, each Unit consisting of one share of Common Stock and one Class A Common Stock Purchase Warrant. As a result, 1,000,000 shares of Common Stock and 1,000,000 Class A Warrants were issued. Net proceeds from the offering were $3,684,000. Two Class A Warrants entitle the holder to purchase one share of SAGC common stock for $6.50, $2 above the initial public offering price. The Class A Warrants have been assigned a value of $.1875 for financial reporting purposes. In connection with the December 1996 announcement by the Company that they had entered into a letter of intent to sell the franchise business segment (see Note 1), the expiration date of the Class A Warrants has been extended until after the sale is completed and written communication to the warrantholders that fully describes the impact of the sale occurs.

In connection with the initial public offering, the Company issued to the Representative of the Underwriters, Representative's Warrants to purchase 100,000 shares (10 percent of the units purchased by the underwriters), with an exercise price of $5.40 for a four year period beginning on December 13, 1995. These Representative's Warrants contain certain demand and piggyback registration rights. The Company also issued to the Representative 100,000 Class A Warrants which entitle the Underwriter to purchase 50,000 shares of Common Stock (5 percent of the units purchased by the underwriters), with an exercise price of $7.80 per share exercisable beginning on December 13, 1995. As of December 31, 1996, no warrants have been exercised.

     e.  ACCOUNTING FOR STOCK-BASED COMPENSATION

In 1995, 80,000 options were granted with exercise prices ranging between $5.00 and $6.00. However, these options expired due to the fact that the Company's shareholders did not approve the amendment to the 1994 Plan which would have increased the number of shares eligible for grant.

The 377,000 options granted in 1996 are also subject to shareholder approval which will be put to a vote in April 1997. As these options are not authorized, no pro forma compensation expense and pro forma net income disclosures required under Statement of Financial Accounting Standards No. 123 has been presented.

10. EMPLOYEES  401(k) PROFIT SHARING PLAN

The Company offers all its eligible employees participation in the Employees 401(k) LVDGT Profit Sharing Plan ("Plan"). The Plan provides for purchases of certain investment vehicles by eligible employees through annual payroll deductions of up to 15% of base compensation. For 1996 and 1995, the Company matched 50% and 25%, respectively, of employees contributions up to a maximum of 6% and 1-1/2% of an employee's base compensation. The Company had expenses related to the Plan of $34,300 and $13,200 for 1996 and 1995, respectively.

11.  SUPPLEMENTAL NON-QUALIFIED RETIREMENT PLAN

In 1995, the Company entered into a Supplemental Retirement Plan for certain key employees of which the President of SAGC is included. This plan became effective on January 1, 1996. During 1996, the Company expensed $35,000 related to the plan.

12.  COMMITMENTS AND CONTINGENCIES

The Company has employment agreements with its President, as well as other key employees which require the payment of fixed and incentive based amounts of compensation.

The Company has entered into a letter agreement with Oracle One Partners, Inc. ("Oracle") whereby Oracle has been retained to assist the Company in obtaining corporate sponsorship for certain areas of the All-American Sportpark projects including a license agreement from Major League Baseball for a Slugger Stadium. The initial period of the agreement was for the three month period ending September 30, 1994, and the agreement has been continued on a month-to-month basis since then. The Company is paying Oracle $4,000 a month and has agreed to pay Oracle 15% of the gross of any sponsorship fees for sponsors obtained through the efforts of Oracle. The Company paid Oracle $60,000 for its efforts in obtaining the exclusive license agreement with Major League Baseball described below.

In December 1994, the Company entered into an agreement with Major League Baseball ("MLB") concerning a license for the use of MLB logos, trade marks and mascots in the decor, advertising and promotions of the Company's Slugger Stadium concept. The Company obtained an exclusive license for indoor and outdoor baseball batting stadiums in the United States through December 31, 1997, and in return, the Company will pay a royalty of the gross revenues from the batting cages with a minimum annual royalty for each stadium. The Company's right to exclusively use MLB logos and other trade marks at its baseball batting stadiums is dependent upon certain conditions set forth in the agreement.

In May 1996, the Company entered into an agreement with Jeff Gordon, the 1995 NASCAR Winston Cup Champion and the 1997 Daytona 500 Champion, to serve as spokesperson of the NASCAR SpeedPark through April 30, 2000. Mr. Gordon will be paid $25,000 for his services during 1996, $25,000 per SpeedPark per year thereafter ($325,000 guaranteed over the life of the agreement).

The Company has an exclusive license agreement with The National Association of Stock Car Auto Racing, Inc. ("NASCAR") for the operation of SpeedParks as a part of the All-American SportPark or as a standalone NASDCAR SpeedPark.

In January 1997, the Company entered into a non-binding letter of intent with the Pepsi-Cola Company ("Pepsi") concerning an exclusive sponsorship agreement. Under the proposed agreement, Pepsi would receive certain exclusive rights related to soft drinks, tea products, juice products, bottled water and similar products in exchange for a series of payments beginning when the SportPark opens. The rights to be granted to Pepsi are expected to include that Pepsi's products will be exclusively sold for the categories listed, that only Pepsi identified cups will be used in the SportPark, and that Pepsi would have the right to name the arena. In addition, the agreement is expected to provide that Pepsi will provide the equipment needed to dispense its products at the SportPark. The Company also anticipates that the agreement with Pepsi will provide that the Company and Pepsi will participate in joint marketing programs such as promotions on Pepsi's products and local radio advertising.

The Company is involved in certain litigation as both plaintiff and defendant related to its business activities. Management, based upon consultation with legal counsel, does not believe that the resolution of these matters will have a materially adverse effect upon the Company.

13.  SUBSEQUENT EVENT

On February 26, 1997, Las Vegas Discount Golf & Tennis, Inc. and the Company completed the sale of certain of their assets and transferred certain liabilities to an unrelated buyer who has incorporated under the name Las Vegas Golf & Tennis, Inc. in a transaction whose terms were substantially in accordance with the "Agreement for the Purchase and Sale of Assets" described in Note 1. The total consideration received was $5.3 million of which $4.6 million was paid in cash, $264,000 was received in the form of a short-term receivable, $200,000 was placed in escrow pending the accounting for inventory and trade payables, and $200,000 was placed in escrow for two years to cover potential indemnification obligations. Of the total consideration received, approximately $2,750,000 was allocated to SAGC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrange-ment under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

          "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a)  By the stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

     (b) Article VII of the Registrant's Articles of Incorporation provides in general that the Registrant shall indemnify its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering of the shares of the Registrant's Common Stock underlying Warrants, all of which are to be borne by the Registrant, are as follows:

      Printing Expenses . . . . . . . . . . . . . . . . . . $ 2,000
      Accounting Fees and Expenses. . . . . . . . . . . . . $ 5,000
      Legal Fees and Expenses . . . . . . . . . . . . . . . $14,000
      Blue Sky Fees and Expenses. . . . . . . . . . . . . . $ 2,500
      Registrar and Transfer Agent Fees . . . . . . . . . . $   500
      Miscellaneous . . . . . . . . . . . . . . . . . . . . $ 1,000

          Total . . . . . . . . . . . . . . . . . . . . . . $25,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 29, 1996, Saint Andrews Golf Corporation (the "Company") sold 200,000 shares of its newly designated Series A Convertible Preferred Stock to Three Oceans, Inc. ("TOI"), an affiliate of SANYO North America Corporation, for $2,000,000 in cash pursuant to an Investment Agreement between the Company and TOI (the "Agreement"). An additional 300,000 shares of Series A Convertible Preferred Stock were sold to TOI for $3,000,000 in September and October 1996 pursuant to the Agreement. The Company will use the proceeds of these sales for the SportPark segment of its business. In connection with this sale, the Company granted to TOI an option to purchase up to 250,000 shares of Common Stock at $5.00 per share through July 29, 2001.

     In connection with this transaction, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. TOI is an accredited investor and was given complete information concerning the Company, and represented that it was acquiring the securities for investment purposes only.

ITEM 27.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:


EXHIBIT NO.   DESCRIPTION                              LOCATION

   1.1        Form of Underwriting Agreement           Previously filed

   1.2        Form of Selected Dealers Agreement       Previously filed

   1.3        Form of Agreement Among Underwriters     Previously filed

   2          Agreement for the Purchase and Sale      Incorporated by ref-
              of Assets, as amended                    erence to Exhibit 10
                                                       to the Registrant's
                                                       Current Report on Form
                                                       8-K dated February 26,
                                                       1997

   3.1        Restated Articles of Incorporation       Previously filed
              and Bylaws

   3.2        Certificate of Amendment to Articles     Previously filed
              of Incorporation

   3.3        Revised Bylaws                           Previously filed

   3.4        Certificate of Amendment to Articles     Filed herewith
              of Incorporation (Series A Convertible   electronically
              Preferred Stock)

   4.1        Form of Warrant Agreement                Previously filed

   4.2        Form of Class A Warrant Certificate      Previously filed

   4.3        Form of Representative's Warrants        Previously filed

   5          Opinion of Krys Boyle Freedman           Filed herewith
              & Sawyer, P.C. concerning the legality   electronically
              of the securities being registered

  10.1        Employment Agreement with Ronald S.      Previously filed
              Boreta

  10.2        Stock Option Plan                        Previously filed

  10.3        Ground Lease with Summa Corporation      Previously filed

  10.4        Agreement between the Company and Las    Previously filed
              Vegas Discount Golf & Tennis, Inc.

  10.5        License Agreement between the Company    Previously filed
              and Las Vegas Discount Golf & Tennis,
              Inc.

  10.6        Employment Agreement with Kevin          Previously filed
              Donovan

  10.7        Employment Agreement with Charles        Previously filed
              Hohl

  10.8        Lease Agreement with A&R Management      Previously filed
              and Development Co., et al., and
              Sublease to Las Vegas Discount Golf &
              Tennis, Inc.

  10.9        Lease Agreement with Vaso Boreta,        Previously filed
              as amended, and Assignment to Las
              Vegas Discount Golf & Tennis, Inc.

  10.10       Letter Agreement with Oracle One         Previously filed
              Partners, Inc.

  10.11       Promissory Note to Vaso Boreta           Previously filed

  10.12       Agreement with Major League Baseball     Incorporated by ref-
              Properties, Inc.                         erence to Exhibit 10.12
                                                       to the Registrant's
                                                       Form 10-KSB for the
                                                       year ended December
                                                       31, 1995

  10.13       License Agreement with National          Incorporated by ref-
              Association for Stock Car Auto           erence to Exhibit 10.13
              Racing, Inc. dated August 1, 1995        to the Registrant's
                                                       Form 10-KSB for the
                                                       year ended December
                                                       31, 1995

  10.14       Concept Development and Trademark        Incorporated by ref-
              Agreement with Callaway Golf Company     erence to Exhibit 10.14
              dated May 23, 1995                       to the Registrant's
                                                       Form 10-KSB for the
                                                       year ended December
                                                       31, 1995

  10.15       Investment Agreement with Three          Incorporated by ref-
              Oceans, Inc.                             erence to Exhibit 10.1
                                                       to Registrant's Form
                                                       8-K dated July 29,
                                                       1996

  10.16       Lease Agreement between Urban Land       Filed herewith
              of Nevada and All-American SportPark,    electronically
              Inc.

  10.17       Lease Agreement between Urban Land       Filed herewith
              of Nevada and All-American Golf Center,  electronically
              LLC

  10.18       Operating Agreement for All-American     Filed herewith
              Golf, LLC, a limited liability company   electronically

  10.19       Employment Agreement with Kevin          Filed herewith
              Donovan dated October 8, 1996            electronically

  10.20       Lease and Concession Agreement with      Filed herewith
              Sportservice Corporation                 electronically

  21          Subsidiaries of the Registrant           Filed herewith
                                                       electronically

  23.1        Consent of Krys Boyle Freedman           Contained in the
              & Sawyer, P.C.                           Opinion of Krys Boyle
                                                       Freedman & Sawyer,
                                                       P.C., Exhibit 5

  23.2        Consent of Piercy, Bowler, Taylor &      Previously filed
              Kern, Certified Public Accountants &
              Business Advisors, a Professional
              Corporation

  23.3        Consent of Arthur Andersen LLP           Filed herewith
                                                       electronically

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemni-fication against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdic-tion the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 29th day of September, 1997.

                                    SAINT ANDREWS GOLF CORPORATION

                                    By:/s/ Ronald S. Boreta
                                        Ronald S. Boreta, President


         In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                      Title                   Date
      ---------                      -----                   ----

/s/Vaso Boreta                Chairman of the Board      September 29, 1997
Vaso Boreta                   and Director

/s/ Ronald S. Boreta          President, Treasurer,      September 29, 1997
Ronald S. Boreta              (Chief Executive
                              Officer, Principal
                              Financial and Account-
                              ing Officer) and Director

/s/ Robert R. Rosburg         Director                   September 29, 1997
Robert R. Rosburg

/s/ William Kilmer            Director                   September 29, 1997
William Kilmer

/s/ Motoharu Iue              Director                   September 29, 1997
Motoharu Iue